Exhibit 10.1
SENECA FOODS CORPORATION,
SENECA FOODS, LLC,
SENECA SNACK COMPANY,
and
GREEN VALLEY FOODS, LLC
as Borrowers,
certain Subsidiaries of Borrowers as Guarantors,
______________________________________________________________________________
THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Dated as of July 5, 2016
$500,000,000
______________________________________________________________________________
CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
BANK OF AMERICA, N.A.,
as Agent, Issuing Bank and Syndication Agent
and
BANK OF AMERICA, N.A.
as Lead Arranger

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	2
1.1	Definitions	2
1.2	Accounting Terms	31
1.3	Uniform Commercial Code	32
1.4	Certain Matters of Construction	33
SECTION 2.	THE REVOLVING CREDIT FACILITY	33
2.1	Commitment	33
2.2	[Intentionally Omitted.]	36
2.3	Letter of Credit Facility	36
SECTION 3.	INTEREST, FEES AND CHARGES	39
3.1	Interest	39
3.2	Fees	40
3.3	Computation of Interest, Fees, Yield Protection	41
3.4	Reimbursement Obligations	41
3.5	Illegality	41
3.6	Inability to Determine Rates	42
3.7	Increased Costs; Capital Adequacy	42
3.8	Mitigation	43
3.9	Funding Losses	43
3.10	Maximum Interest	44
SECTION 4.	LOAN ADMINISTRATION	44
4.1	Manner of Borrowing and Funding Loans	44
4.2	Defaulting Lender	46
4.3	Number and Amount of LIBOR Loans; Determination of Rate	46
4.4	Borrower Agent	46
4.5	One Obligation	47
4.6	Effect of Termination	47
SECTION 5.	PAYMENTS	47
5.1	General Payment Provisions	47
5.2	Repayment of Loans	47
5.3	[Intentionally Omitted.]	48
5.4	Payment of Other Obligations	48

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5.5	Marshaling; Payments Set Aside	48
5.6	Application and Allocation of Payments	48
5.7	Application of Payments	49
5.8	Loan Account; Account Stated	49
5.9	Taxes	50
5.10	Lender Tax Information	52
5.11	Nature and Extent of Each Borrower's Liability	53
SECTION 6.	CONDITIONS PRECEDENT	55
6.1	Conditions Precedent to Initial Loans	56
6.2	Conditions Precedent to All Credit Extensions	57
SECTION 7.	COLLATERAL	58
7.1	Grant of Security Interest	58
7.2	Lien on Deposit Accounts; Cash Collateral	58
7.3	[Intentionally Omitted.]	59
7.4	Certain After-Acquired Collateral	59
7.5	No Assumption of Liability	59
7.6	Further Assurances	59
SECTION 8.	COLLATERAL ADMINISTRATION	58
8.1	Borrowing Base Certificates	59
8.2	Administration of Accounts	60
8.3	Administration of Inventory	61
8.4	Labeling Equipment	61
8.5	Administration of Deposit Accounts	62
8.6	General Provisions	62
8.7	Power of Attorney	63
SECTION 9.	REPRESENTATIONS AND WARRANTIES	64
9.1	General Representations and Warranties	64
9.2	Complete Disclosure	69
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	69
10.1	Affirmative Covenants	69
10.2	Negative Covenants	74
10.3	Financial Covenants	78

ii

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SECTION 11.	GUARANTY	79
11.1	Guaranty of Payment and Performance	79
11.2	The Guarantors' Agreement to Pay Enforcement Costs, etc	79
11.3	Waivers by Guarantors; Agent's and Secured Parties' Freedom to Act	80
11.4	Unenforceability of Obligations Against Borrowers	80
11.5	Subrogation; Subordination	81
11.6	Termination; Reinstatement	81
11.7	Contribution	82
SECTION 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	82
12.1	Events of Default	82
12.2	Remedies upon Default	84
12.3	License	85
12.4	Setoff	85
12.5	Remedies Cumulative; No Waiver	85
SECTION 13.	AGENT	86
13.1	Appointment, Authority and Duties of Agent	86
13.2	Agreements Regarding Collateral and Borrower Materials	87
13.3	Reliance By Agent	87
13.4	Action Upon Default	87
13.5	Ratable Sharing	88
13.6	Indemnification	88
13.7	Limitation on Responsibilities of Agent	88
13.8	Successor Agent and Co-Agents	89
13.9	Due Diligence and Non-Reliance	89
13.10	Remittance of Payments and Collections	89
13.11	Agent in its Individual Capacity	90
13.12	Agent Titles	90
13.13	Bank Product Providers	90
13.14	No Third Party Beneficiaries	90
SECTION 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS	91
14.1	Successors and Assigns	91
14.2	Participations	91
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Page
14.3	Assignments	92
14.4	Replacement of Certain Lenders	93
SECTION 15.	MISCELLANEOUS	93
15.1	Consents, Amendments and Waivers	93
15.2	Indemnity	94
15.3	Notices and Communications	94
15.4	Performance of Borrowers' Obligations	95
15.5	Credit Inquiries	95
15.6	Severability	95
15.7	Cumulative Effect; Conflict of Terms	96
15.8	Counterparts	96
15.9	Entire Agreement	96
15.10	Relationship with Lenders	96
15.11	No Advisory or Fiduciary Responsibility	96
15.12	Confidentiality	97
15.13	GOVERNING LAW	97
15.14	Consent to Forum	97
15.15	Waivers by Obligors	98
15.16	Patriot Act Notice	98
15.17	Effective Date	98
15.18	NO ORAL AGREEMENT	98
15.19	Restatement	98

iv

LIST OF EXHIBITS AND SCHEDULES
Exhibit A Revolver Note
Exhibit B Assignment and Acceptance
Exhibit C Assignment Notice
Exhibit D Form of Joinder Agreement
Exhibit E Form of Bank Product Notice
Schedule 1.1                      Commitments of Lenders
Schedule 2                         Existing Investments
Schedule 8.4                      Labeling Equipment
Schedule 8.5                      Deposit Accounts
Schedule 8.6.1   Business Locations
Schedule 9.1.4   Names and Capital Structure
Schedule 9.1.7   Distributions
Schedule 9.1.11 Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14 Environmental Matters
Schedule 9.1.15 Restrictive Agreements
Schedule 9.1.16 Litigation
Schedule 9.1.18 Pension Plans
Schedule 9.1.20 Labor Contracts
Schedule 10.2.1(c)            Existing Indebtedness
Schedule 10.2.2 Existing Liens
Schedule 10.2.16               Existing Affiliate Transactions

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of July 5, 2016, among SENECA FOODS CORPORATION, a New York corporation (the "Parent"), SENECA FOODS, LLC, a Delaware limited liability company ("Seneca LLC"), SENECA SNACK COMPANY, a Washington corporation ("Seneca Snack"), GREEN VALLEY FOODS, LLC, a Delaware limited liability company ("Green Valley", and together with the Parent, Seneca LLC and Seneca Snack, collectively, the "Borrowers"), MARION FOODS, INC., a New York corporation ("Marion"), LEBANON VALLEY COLD STORAGE, LLC, a Pennsylvania limited liability company ("Lebanon LLC"), LEBANON VALLEY COLD STORAGE, LP, a Pennsylvania limited partnership ("Lebanon LP"), PORTLAND FOOD PRODUCTS COMPANY, an Oregon corporation ("Portland Food"), GRAY & COMPANY, an Oregon corporation ("Gray"), and DIANA FRUIT CO., INC., a California corporation ("Diana Fruit", and together with Marion, Lebanon LLC, Lebanon LP, Portland Food and Gray, collectively, the "Guarantors"), the financial institutions party to this Agreement from time to time as lenders (collectively, "Lenders"), BANK OF AMERICA, N.A., a national banking association, as agent for the Secured Parties ("Agent"), as Issuing Bank and as Syndication Agent and BANK OF AMERICA, N.A., a national banking association, as Lead Arranger.
R E C I T A L S:
WHEREAS, pursuant to a certain Second Amended and Restated Loan and Security Agreement, dated as of July 20, 2011, among the Borrowers, the Original Lenders, the other financial institutions party thereto and Agent, as amended (as amended, the "Existing Loan Agreement"), the Original Lenders agreed to provide (subject to the terms set forth therein) a revolving credit facility to the Borrowers;
WHEREAS, the Borrowers have requested that the Lenders increase Commitments from $475,000,000 to $500,000,000 and the Lenders are willing to provide such increased Commitments on the terms and conditions set forth in this Agreement;
WHEREAS, each of the Guarantors wishes to continue and reaffirm the guaranty provided by such Guarantor in the Existing Loan Agreement in favor of Agent and the Lenders;
WHEREAS, the Obligors wish to continue and reaffirm the grant of liens and security interests by the Obligors in favor of Agent for the benefit of the Secured Parties and, to the extent not covered in the Existing Loan Agreement, grant liens in favor of Agent for the benefit of Agent and the other Secured Parties;
WHEREAS, the Borrowers and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;
WHEREAS, the Guarantors expect to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Lenders pursuant to this Agreement (which benefits are hereby acknowledged);
WHEREAS, the Guarantors wish to jointly and severally guaranty the Borrowers' obligations to the Lenders under or in respect of this Agreement as provided herein; and

WHEREAS, the parties hereto wish to amend, restate and supersede the Existing Loan Agreement in its entirety as more fully set forth herein.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION.
1.1 Definitions.
As used herein, the following terms have the meanings set forth below:
Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.
Accounts Formula Amount:  85% of the Value of Eligible Accounts.
Adjusted Availability: the sum of (a) Availability, plus (b) the amount by which (i) the sum of (A) the Accounts Formula Amount, plus (B) the Inventory Formula Amount, minus (C) the Availability Reserve exceeds (ii) the aggregate Commitments, provided that the amount in this clause (b) shall not exceed an amount equal to 2.50% of the aggregate Commitments as of the applicable date of determination.
Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have correlative meanings.
Agent: as defined in the preamble to this Agreement.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Allocable Amount: as defined in Section 5.11.3.
Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Adjusted Availability and Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Adjusted Availability (as a percentage of the Borrowing Base and as an average for quarter most recently ended)	Fixed Charge Coverage Ratio	Base Rate Loans	LIBOR Loans
I	> 35%	> 1.75 to 1.00	0.25%	1.25%
II	In all other circumstances		0.50%	1.50%

Until receipt by Agent and Lenders of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending June 30, 2017, margins shall be determined as if Level I were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  Adjusted Availability shall be determined for such pricing grid based on the average daily Adjusted Availability for the most recently ended Fiscal Quarter for which a Compliance Certificate has been provided pursuant to Section 10.1.2.  If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.  Notwithstanding the foregoing, if the financial statements for any period are determined to have been inaccurate or such financial statements are restated, and Adjusted Availability and/or the Fixed Charge Coverage Ratio would have been different for such period, and the interest rate accruing on the Loans would have been different, based on the accurate or restated financial statements, then the Applicable Margin for periods affected thereby shall be retroactively re-determined based on such accurate or restated financial statements and either the Borrowers shall pay on demand any additional interest that results from re-determination or the Lenders and the Agent shall refund to the Borrowers any overpayment of interest that results from redetermination.
Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B or otherwise satisfactory to Agent.
Availability: the Borrowing Base minus the principal balance of all Loans.
Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrowing Base Obligor; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) all outstanding payables of the Borrowing Base Obligors owing to farmers, growers, producers, sellers or other Persons supplying agricultural products, including without limitation, PACA Commodities, to the Borrowing Base Obligors to the extent such persons are entitled to (and have not waived or subordinated to the satisfaction of Agent) Liens, trusts or priority claims (whether pursuant to the California Producer's Lien Law, PACA or otherwise); (h) the Dilution Reserve; (i) the Supply Chain Financing Reserve; and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its discretion may elect to impose from time to time.  Availability Reserve may include, but is not limited to, reserves relating to the amount of any accrued and unpaid wage claims, wage deficiencies or employee benefits due and owing to any Wisconsin employee of any Borrowing Base Obligor.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.
Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) Supply Chain Financings; and (e) other banking products or services as may be requested by any Borrower or Subsidiary, but expressly excluding (x) any loan, operating lease or Capital Lease financing provided by a Lender or any of its Affiliates and (y) any Master Reimbursement Letter of Credit.
Bank Product Debt: Indebtedness and other obligations of an Obligor relating to Bank Products.
Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations (other than Supply Chain Financings).
Bankruptcy Code: Title 11 of the United States Code.
Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.
Base Rate Loan: any Loan that bears interest based on the Base Rate.
Benefit Amount: as defined in Section 11.7.
Bluegrass: Bluegrass Holdings, LLC, an Oregon limited liability company, 100% of the Equity Interests of which are owned by Murlark.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.
Borrower Materials: Borrowing Base Certificates, Compliance Certificates and other information, reports, financial statements and other materials delivered by Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.
Borrowers: as defined in the preamble to this Agreement.
Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve; or (b) the sum of the Accounts Formula Amount, plus the Inventory Formula Amount, minus the Availability Reserve.
Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.
Borrowing Base Obligor: (a) each Borrower and (b) each Guarantor as to whose assets have satisfied the requirements set forth in Section 10.1.1(b) to be included in the Borrowing Base and as to which under each of clauses (a) and (b) (other than in respect of Diana Fruit prior to December 31, 2016) Agent shall have received an opinion in form and substance satisfactory to Agent.  As of the Effective Date, the Borrowing Base Obligors are the Parent, Seneca LLC, Seneca Snack, Green Valley, Marion, Portland Food, Gray and Diana Fruit.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
Buy-Sell and Option Agreement: the Buy-Sell and Option Agreement, made and entered into effective as of April 1, 2014, among David J. Truitt, Luciana T. Truitt, the Parent, TBI and Murlark (as in effect on April 1, 2014).
California Producer's Lien Law:  §55631, et seq. of the California Food and Agricultural Code, as amended.
Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, in each case that would be required to be capitalized in accordance with GAAP (excluding any Delayed Lease Financing).
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided, that the adoption or issuance of any accounting standards after the Effective Date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent's Liens for the benefit of Secured Parties.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent's good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.  "Cash Collateralization" has a correlative meaning.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000.
Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
Casualty Event: with respect to any Property (including any interest in Property) of any Person or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such Property for which any such Person or Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
Change of Control: an event or series of events by which (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding Equity Interests of Parent, (b) during any period of twelve consecutive calendar months, individuals who were directors of Parent on the first day of such period (together with any new director whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of Parent, or (c) the shareholders or directors of any Borrower shall have approved (i) any merger or consolidation in which such Borrower is not the surviving or continuing corporation or pursuant to which shares of such Borrower's stock would be converted into cash, securities or other property, other than a merger of such Borrower in which shareholders immediately prior to the merger continue to be the beneficial owners of voting securities sufficient to maintain voting control of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Borrower, unless to another Borrower, or (iii) any plan of liquidation or dissolution of such Borrower, unless permitted by this Agreement.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
Code: the Internal Revenue Code of 1986.
Cold Storage Pears:  Inventory of the Borrowing Base Obligors consisting of pears which are placed in cold storage for ripening.
Collateral: all Property described in Section 7.1, all Property described in any Security Document as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or an Assignment and Acceptance to which it is a party.  "Commitments" means the aggregate amount of such Commitments of all Lenders.
Commitment Termination Date: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 12.2.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, and calculate the applicable Level for the Applicable Margin.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Current Asset Related Intangibles: all trade names, trademarks, brand names, copyrights, patents, licenses, permits, and all other general intangibles and rights necessary or advisable for the sale or collection of Inventory or Accounts of an Obligor or otherwise relating thereto.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements; and provided further, that a Lender shall not be deemed to be a Defaulting Lender under clauses (a), (b) or (c) if it has notified Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.
Delayed Lease Financing: Liabilities incurred or expenditures made by the Borrowers or any of their Subsidiaries in connection with the acquisition of fixed assets to the extent refunded with the proceeds received in connection with the lease financing of such asset (pursuant to which a Borrower or such Subsidiary is the lessee) within 365 days of the incurrence of such liability or the making of such expenditure.
Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.
Designated Jurisdiction: a country or territory that is the subject of a Sanction.
Diana Fruit: as defined in the preamble to this Agreement.
Dilution Reserve: a reserve established by Agent to reflect dilution with respect to the Accounts, as determined by Agent in its discretion, equal to the product of (a) the Eligible Accounts at such time and (b) the excess, if any, of (i) the percentage obtained by dividing (A) the aggregate amount of non-cash reductions in Accounts of Borrowing Base Obligors for a period, as determined by Agent in its discretion, preceding such time by (B) the total net sales of Borrowing Base Obligors for such period over (ii) 5.00%.
Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Indebtedness to a holder of Equity Interests which is either a Senior Officer of a Borrower or any Subsidiary or the holder (together with any family member or Affiliate) of 5% or more of any class of Equity Interests of the Parent; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Dollars: lawful money of the United States.
Dominion Account: a special account established by Obligors at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.
Dundee: Dundee Insurance Company, Inc., a Utah corporation and wholly-owned Subsidiary of Parent, the sole business of Dundee Insurance Company, Inc. being the providing of insurance to Parent and its Subsidiaries.
Dundee Investments:  Investments made by Parent in Dundee from time to time in an aggregate amount not to exceed $15,000,000 in any fiscal year.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, (a) net income, plus (b) to the extent deducted in calculating net income, without duplication, (i) income taxes, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) other non-recurring extraordinary or unusual non-cash charges, minus (c) to the extent such items were added in calculating net income, (i) extraordinary or unusual gains, (ii) gains from any Casualty Event, Asset Disposition (except for a sale of Inventory in the Ordinary Course of Business) or discontinued operations, and (iii) gains arising from the write-up of assets during such period; provided, that solely for purposes of calculating the Fixed Charge Coverage Ratio for purposes of determining the Applicable Margin, EBITDA shall be calculated to exclude the impact of non-cash purchase accounting adjustments to inventory.
Effective Date: as defined in Section 6.1.
Eligible Account: an Account owing to a Borrowing Base Obligor that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its discretion, to be an Eligible Account.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 25% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time), but only to the extent in excess of such percentage; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to an asserted or exercised offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or a Borrowing Base Obligor is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside (i) Japan (in an aggregate amount of all Eligible Accounts from Account Debtors organized or having its principal offices or assets in Japan not to exceed $1,000,000, such Accounts are referenced as the "Permitted Japanese Accounts"), provided, that Agent may, in its discretion and as a condition to such Permitted Japanese Accounts remaining Eligible Accounts (to the extent all other conditions are met), require that the Borrowing Base Obligors provide local law security documentation in respect of such Permitted Japanese Accounts to ensure that Agent has a duly perfected and/or enforceable Lien under the Applicable Laws of Japan, (ii) the United States or (iii) Canada, unless the Account is supported by a letter of credit issued or confirmed by a bank acceptable to the Agent or by credit insurance, in each case in form and substance satisfactory to the Agent and as to which letter of credit the Agent has a security interest perfected by control; (h) it is owing by a Governmental Authority (other than the United States Department of Agriculture in an aggregate amount of all Eligible Accounts from the United States Department of Agriculture not to exceed $10,000,000, such Accounts are referenced as the "Permitted USDA Accounts"), unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act, provided, that Agent may, in its discretion and as a condition to such USDA Accounts remaining Eligible Accounts (to the extent all other conditions are met), require that the Borrowing Base Obligors assign such Accounts to Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien, other than (x) exclusive of PACA Commodities, a Permitted Lien, and (y) with respect to PACA Commodities, a Lien permitted under Section 10.2.2(c)(iii); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) the Account Debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law must file a "Business Activity Report" (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided that Accounts which would be Eligible Accounts but for the terms of this clause (p) shall nonetheless be deemed to be Eligible Accounts if the Borrowing Base Obligor that owns such Account has filed a "Business Activity Report" (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Account was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current "Business Activity Report" (or other applicable report); or (q) the Account is owed by an Account Debtor that has a pending PACA Claim being asserted against any Borrowing Base Obligor or any Subsidiary at the time that the Eligible Accounts are being determined.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; or (c) during any Event of Default, any Person acceptable to Agent in its discretion, not to be unreasonably withheld or delayed.
Eligible Inventory: Inventory owned by a Borrowing Base Obligor that Agent, in its discretion, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, "brite" goods (finished goods which have not been labeled), semi-finished frozen goods or can, can stock and plastic container raw materials (other than Cold Storage Pears), and not work-in-process (other than "brite" goods and semi-finished frozen goods); (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in good and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving (i.e., older than two pack seasons), obsolete or unmerchantable, and does not constitute returned or repossessed goods, unless such goods are suitable for resale; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent's duly perfected, first priority Lien, except a Permitted Lien; (h) is within the continental United States or Canada, is not in transit except between locations of Borrowing Base Obligors, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrowing Base Obligor's or Agent's right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver (other than in respect of Excluded License Agreements); (k) (i) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established, (ii) is not located at a facility owned by a Borrowing Base Obligor subject to a mortgage unless the mortgagee of such Real Estate shall have entered into a Mortgagee Consent, or (iii) is located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or is located at a facility owned by a Borrowing Base Obligor but subject to a mortgage and for which a Lien Waiver or Mortgagee Consent, as applicable, has not been obtained, provided that the amount of Inventory that may be Eligible Inventory under this clause (iii) of this clause (k) will not at any time exceed 10% of all Inventory of the Borrowing Base Obligors in the aggregate, subject to the maintenance of Rent and Charges Reserves with respect thereto, it being understood, however, that the Agent anticipates, without limiting the generality of the Agent's discretion with respect to the maintenance of additional Rent and Charges Reserves, that the Rent and Charges Reserves will include an amount equal to the amount of rent, mortgage payments, fees and equivalent amounts that are payable by the Borrowing Base Obligors for a period of 90 days with respect to any location (A) referenced in this clause (iii) of this clause (k) and (B) for which the landlord, warehouseman or mortgagee with respect thereto has not waived or subordinated any rights it may have in the Collateral to the rights of the Agent; (l) has not been sold to any Borrowing Base Obligor; (m) was not purchased from a Person that has a pending PACA Claims asserted against a Borrowing Base Obligor or any Subsidiary at the time that the Eligible Inventory is being determined; and (n) is not subject to a Lien in favor of a seller of farm products or a secured creditor of a seller of farm products pursuant to the Food Security Act.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor's Insolvency Proceeding, or otherwise).
Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equipment Access Agreement: an agreement, in form and substance satisfactory to Agent, pursuant to which the Agent is granted access to and use of any Labeling Equipment (a) which is leased by a Borrower or a Subsidiary, or (b) which is subject to a Lien permitted by Section 10.2.2(j).
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
ERISA: the Employee Retirement Income Security Act of 1974, as amended.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or to make a required contribution to a Multiemployer Plan.
Event of Default: as defined in Section 12.
Excluded License Agreements: contracts pursuant to which (a) an Obligor agrees to manufacture food products for the counterparty to such contracts for sale by such counterparty in stores operated by such counterparty, and (b) the cans or other containers in which such food products are delivered by the applicable Obligor is labeled with a name exclusively used by such counterparty and its Affiliates for selling their house brands of food products.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation.  If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Tax: (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 14.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient's failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.  In no event shall "Excluded Taxes" include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.
Existing Loan Agreement: as defined in the recitals to this Agreement.
Extraordinary Expenses: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' fees and commissions, auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall such rate be less than zero.
Fee Letter: the fee letter agreement among Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Parent.
FILO Credit Facility: as defined in Section 2.1.8.
FILO Credit Facility Amendment: as defined in Section 2.1.8.
FILO Lenders: as defined in Section 2.1.8.
Financial Affiliate: a Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on March 31st of each year.
Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent four Fiscal Quarters, of (a) EBITDA (determined on a first-in, first-out method of accounting inventory) minus Capital Expenditures made (except those (x) financed with Borrowed Money other than Loans or (y) made solely with the proceeds of insurance to repair, rebuild or replace the asset as to which the insurance proceeds were received), cash taxes paid and Distributions made (exclusive of Distributions made consisting of repurchases of the Equity Interests of Parent to the extent the amount of such repurchase has been deducted in calculating net income when determining EBITDA), to (b) Fixed Charges.
Fixed Charges: the sum of interest expense (other than payment-in-kind) and regularly scheduled principal payments made on Indebtedness, but excluding any such principal payments made to the extent refinanced with other Indebtedness.
FLSA: the Fair Labor Standards Act of 1938.
Food Security Act:  The Food Security Act of 1985, as amended, and the rules and regulations promulgated thereunder from time to time in effect.
Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
Foreign Subsidiary: a Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Fronting Exposure: a Defaulting Lender's Pro Rata share of LC Obligations, Swingline Loans or Protective Advances, as applicable, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders under Section 4.2.
Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
GAAP Subsidiary: any entity which, in accordance with GAAP, has its accounts consolidated with the Borrowers' accounts.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Gray: as defined in the preamble to this Agreement.
Green Valley: as defined in the preamble to this Agreement.
Guarantor Payment: as defined in Section 5.11.3.
Guarantors: as defined in the preamble to this Agreement, including each other Person who guarantees payment or performance of any Obligations by executing and delivering to Agent a Joinder Agreement in accordance with Section 10.1.9.
Guaranty: the guarantee by the Guarantors of the Obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to Section 11 hereof.
Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
Indebtedness: As applied to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses and any earnouts, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (e) every obligation of such Person under any Capitalized Lease, (f) every obligation of such Person under any synthetic lease, (g) every obligation of such Person in respect of sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively, "receivables"), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (h) every obligation of such Person (an "equity related purchase obligation") to purchase, redeem, retire or otherwise acquire for value any shares of Equity Interests issued by such Person or any rights measured by the value of such Equity Interests, (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a "derivative contract"), including without limitation the Hedging Agreements, (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and (k) every Contingent Obligation with respect to Indebtedness of any other Person.
The "amount" or "principal amount" of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (v) any Capital Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Ineligible Securities:  Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.
Interest Period: as defined in Section 3.1.3.
Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a business of a Borrower or any of its Subsidiaries (but excluding Equipment).
Inventory Formula Amount: 85% of the NOLV Percentage of the Value of Eligible Inventory.
Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
Investment: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
IRS: the United States Internal Revenue Service.
Issuing Bank: Bank of America or any Affiliate of Bank of America, or any replacement issuer appointed pursuant to Section 2.3.4.
Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

Joinder Agreement: as defined in Section 10.1.9.
Labeling Equipment: any owned or leased Equipment used to put labels on "Brite" goods.
Labeling Facility: any facility of a Borrowing Base Obligor located at: Modesto, California, Janesville Wisconsin, Geneva, New York, Ripon, Wisconsin or Montgomery, Minnesota.
LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.
LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.
LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized by Borrowers.
Lebanon LLC: as defined in the preamble to this Agreement.
Lebanon LP: as defined in the preamble to this Agreement.
Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a "Lender" pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.
Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.
Letter of Credit Subline: $50,000,000.
LIBOR: the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; provided further, that in no event shall LIBOR be less than zero.
LIBOR Loan: a Loan that bears interest based on LIBOR.
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
Lien: any Person's interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Effective Date and on each anniversary of the Effective Date.
Margin Stock: as defined in Regulation U of the Board of Governors.
Marion: as defined in the preamble to this Agreement.
Master Reimbursement Agreement: the Amended and Restated Master Reimbursement Agreement dated as of July 20, 2011 between the Parent and Wells Fargo providing for Wells Fargo to cause the issuance of certain letters of credit to secure the payment of principal and interest on various bonds in an amount up to $23,500,000, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, including any renewals, extensions, replacements or refinancings thereof.
Master Reimbursement Letter of Credit: means any letter of credit issued by a Lender or any of its Affiliates pursuant to or in connection with the Master Reimbursement Agreement.
Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent's Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Indebtedness in an aggregate amount of $20,000,000 or more.
Moody's: Moody's Investors Service, Inc., and its successors.
Mortgagee Consents: with respect to any Real Estate and any assets of an Obligor which are located at Real Estate owned by an Obligor and subject to a mortgage, a letter, certificate or other instrument in writing from the mortgagee on a form approved by Agent or otherwise in form and substance acceptable to Agent.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Murlark: Murlark Properties, LLC, an Oregon limited liability company.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowing Base Obligors' Inventory performed by an appraiser and on terms satisfactory to Agent.
Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.
Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form satisfactory to Agent.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.
Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
Original Lenders: the "Lenders" as defined in the Existing Loan Agreement.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each Note; Guaranty; LC Document; Fee Letter; Lien Waiver; Equipment Access Agreement, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).
Overadvance: as defined in Section 2.1.5.
Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
PACA: The Perishable Agricultural Commodities Act (7 USC §§ 499a et seq.) as amended, and the rules and regulations promulgated thereunder from time to time in effect.
PACA Commodities: as defined in Section 10.1.11(a).
PACA Claim: with respect to any Person, any right or claim of or for the benefit of such Person under PACA or any similar law enacted by any other state or jurisdiction including, without limitation, any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.
Parent: as defined in the preamble to this Agreement.
Participant: as defined in Section 14.2.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
Permitted Acquisition:  the acquisition of any assets (out of the ordinary course of business) or any Person, business or division by any Borrower or Guarantor, provided that each of the following conditions is met with respect to any such acquisition:
(a) such Borrower or Guarantor shall have delivered to Agent a statement certified by the principal financial or accounting officer of the Parent to the effect that (i) no Default or

Event of Default exists, (ii) the Fixed Charge Coverage Ratio (calculated on a pro forma basis determined in a manner acceptable to Agent) after giving effect to such acquisition is not less than 1.0 to 1.0 (such statement to be accompanied by computations, in reasonable detail, evidencing such Fixed Charge Coverage Ratio) and (iii) Availability is not less than 12.5% of the Borrowing Base, both before and after giving effect to such acquisition; provided that (A) with respect to any acquisition of Equity Interests in any Truitt Company on or prior to December 31, 2017, if pro forma Availability for each of the 30 days immediately prior to such acquisition is not less than 12.5% of the Borrowing Base after giving effect to such acquisition as if such acquisition had been consummated at the beginning of such 30 day period, then clause (a)(ii) above shall not be applicable and (B) with respect to any other acquisition, if pro forma Availability for each of the 30 days immediately prior to such acquisition is not less than 15% of the Borrowing Base after giving effect to such acquisition as if such acquisition had been consummated at the beginning of such 30 day period, then clause (a)(ii) above shall not be applicable;
(b) the consideration for such acquisition shall not include the assumption of Indebtedness by such Borrower or Guarantor, other than Indebtedness which is permitted pursuant to Section 10.2.1;
(c) if such acquisition is an acquisition of a Person, such acquisition shall have been approved by the board of directors (or other managing board) and shareholders or members, if applicable, of the Person so acquired or of the holders of the Equity Interest of the Person so acquired;
(d) not less than ten (10) Business Days prior to the closing of such acquisition, such Borrower or Guarantor shall notify Agent of the terms thereof and shall provide to Agent such information and documents as may be deemed by Agent to be necessary in order for Agent to determine if the acquisition is a Permitted Acquisition; and
(e) either (i) such acquisition is the acquisition of assets only for use in the same line of business as (or a line of business substantially similar or complementary to) the line of business of the Borrowers and such assets, immediately upon the consummation of such acquisition, become Collateral pursuant to the Security Documents, and the Agent shall, concurrently with the closing of the acquisition have (or, to the extent not included in the provisions of Section 7.1, be granted), for the benefit of Secured Parties, a perfected, first priority security interest in such assets (subject only to Permitted Liens) or (ii) such acquisition involves the purchase of the Equity Interests of a Person and each of the following conditions is met:
(A) such acquisition is either (1) the acquisition of one hundred percent (100%) of each of the Equity Interests and voting securities of such Person or (2) the acquisition of all (but not less than all) of the remaining Equity Interests and voting securities of any Truitt Company  not currently owned by a Borrower or Guarantor;
(B) such Person is either (1) in the same line of business (or a substantially similar line of business) as the Borrowers or (2) Dundee; and
(C) contemporaneously with the occurrence of such acquisition (other than the acquisition of Dundee), such Borrower or Guarantor shall (1) pledge the Equity Interests of such Person to Agent, for the benefit of Secured Parties, pursuant to a Pledge Agreement (or shall execute a separate pledge agreement in form and substance reasonably satisfactory to the Agent) or shall execute an amendment to a Pledge Agreement (or shall execute an amendment to a separate pledge agreement in form and substance reasonably satisfactory to the Agent) as requested by Agent to effectuate such pledge, (2) cause such acquired Person to guaranty all of the Obligations hereunder by executing and delivering a Joinder Agreement in accordance with Section 10.1.9, (3) cause such acquired Person to take all steps as may be necessary or advisable in the reasonable opinion of Agent to grant to Agent, as applicable, for the benefit of Secured Parties, a first priority, perfected security interest in all of its assets which would be deemed Collateral pursuant to the Security Documents (except that there may exist liens thereon permitted by Section 10.2.2 hereof and there may exist a prior lien on those assets which secure Indebtedness of such acquired Person following such Permitted Acquisition, to the extent permitted under Section 10.2.1 hereof) as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance reasonably satisfactory to Agent, as applicable, each of which documents shall be Security Documents hereunder, and (4) cause such Person to deliver to the Lenders and Agent (x) evidence of proper or similar corporate authorization and (y) legal opinions with respect to each of the matters and documents set forth in this clause (including, without limitation, a local counsel legal opinion, if applicable, to the extent such Person will become a Borrowing Base Obligor upon consummation of such acquisition) (C), in each case, in form and substance reasonably satisfactory to Agent and the Required Lenders.
Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds of Collateral are remitted to Agent to be applied to the Obligations, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (c) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor's default; (d) the licensing of Intellectual Property in the Ordinary Course of Business; (e) other Asset Dispositions having a net book value on the Borrowers' books and records not in excess of $25,000,000 in the aggregate in any Fiscal Year and $75,000,000 in the aggregate from and after the Effective Date so long as each such Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged; (g) a Delayed Lease Financing; (h) a sale by the Parent of Equity Interests of a Truitt Company required pursuant to the Truitt Required Sale Provisions; or (i) approved in writing by Agent and Required Lenders.
Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Effective Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of assets permitted hereunder; or (f) arising under the Loan Documents.

Permitted Lien: as defined in Section 10.2.2.
Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.
Platform: as defined in Section 15.3.3.
Pledge Agreement: each pledge agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on the Equity Interests held by such Obligor in an entity, as security for the Obligations, in form and substance satisfactory to Agent.
Portland Food: as defined in the preamble to this Agreement.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate.  Bank of America bases such rate on various factors, including its costs and desired return, general economic conditions and other factors, and uses the rate as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender's Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender's Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing the remaining Obligations of such Lender and its Affiliates by the aggregate remaining Obligations.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: as defined in Section 2.1.6.
Purchase Money Debt: (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Indebtedness (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Indebtedness and constituting a Capital Lease or a purchase money security interest under the UCC.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Reaffirmation Agreement: that certain Reaffirmation Agreement dated as of even date herewith by and among certain of the Obligors in favor of Agent.
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced; (b) it has a final maturity no sooner than the Indebtedness being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (d) no additional Lien is granted to secure it; (e) no additional Person is obligated on such Indebtedness; and (f) upon giving effect to it, no Default or Event of Default exists.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 10.2.1(b), (c) or (e).
Reimbursement Date: as defined in Section 2.3.2.
Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, mortgagee, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent, the amount of payments due under the applicable mortgage and other charges that could be payable to any such Person, unless it has executed a Lien Waiver or Mortgagee Consent, as applicable.
Report: as defined in Section 13.2.3.
Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Commitments; or (b) after termination of the Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, however, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender that funded the applicable Loan or issued the applicable Letter of Credit.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to repay Indebtedness, to declare or make Distributions by a Subsidiary of an Obligor to such Obligor, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.
Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Effective Date; (b) Cash Equivalents that are subject to Agent's Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.6; (d) Permitted Acquisitions; (e) Investments existing on the Effective Date and listed on Schedule 2; (f) Investments consisting of promissory notes received as proceeds of Permitted Asset Dispositions; (g) other Investments in an aggregate amount not in excess of $2,000,000; (h) Investments by the Borrowers in Subsidiaries that have guarantied the Obligations and otherwise complied with the provisions of Section 10.1.9; (i) Investments by a Borrower in another Borrower; (j) Dundee Investments; and (k) Investments with respect to Indebtedness permitted by Section 10.2.1(h) so long as the Person in which such Investments are made remains a Borrower; provided, however, that, with the exception of loans and advances referred to in Section 10.2.6(a) and clause (h) above, such Investments will be considered Investments permitted by hereunder only if all actions have been taken to the satisfaction of Agent to provide to Agent, for the benefit of Secured Parties, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.
Revolver Note: a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A, in the amount of such Lender's Commitment.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrowing Base Obligor under a License, including, without limitation, all reserves that Agent from time to time may establish for Inventory with labels bearing trademarks or trade names licensed by any Borrowing Base Obligor from Societe des Produits Nestlé, S.A., or from similar third parties, in an amount determined by Agent to be sufficient to make any required royalty payments owing by Borrowing Base Obligors with respect to such Inventory necessary to sell or dispose of the Inventory in a commercially reasonable manner.
S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty's Treasury or other sanctions authority.
Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve or a Supply Chain Financing Reserve, as applicable, for such amount and all other Secured Bank Product Obligations; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Effective Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.13.
Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.
Security Documents: the Pledge Agreements, the Trademark Security Agreements, the Reaffirmation Agreement, the Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Seneca LLC: as defined in the preamble to this Agreement.
Seneca Snack: as defined in the preamble to this Agreement.
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.
Settlement Report: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
Silgan:  Silgan Containers LLC, a Delaware limited liability company.
Silgan Payable: amounts due and owing by Seneca LLC to Silgan under the terms of the Modesto Container Supply Agreement dated as of August 1, 2015 between Seneca LLC and Silgan, in an aggregate amount not to exceed $15,000,000 at any time, as such Supply Agreement is in effect on the date hereof and without giving effect to any amendments thereto, other than amendments in the Ordinary Course of Business that do not increase the deferred purchase price provided for in such Supply Agreement.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).
Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
Subordinated Debt: Indebtedness incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests); provided that for purposes of this Agreement and the other Loan Documents, Dundee will not be deemed a Subsidiary; provided further that no Truitt Company will be deemed to be a Subsidiary until such time as the Borrowers directly or indirectly own 100% of the voting securities or Equity Interests of such Truitt Company.
Supply Chain Financing: any supply chain financing arrangement provided to any Borrower by a Lender or any of its Affiliates.
Supply Chain Financing Reserve: a reserve in an amount equal to all debts, liabilities and other obligations owing by a Borrower with respect to any Supply Chain Financing provided by a Lender or any of its Affiliates.
Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
Swingline Loan: any Borrowing of (a) any Base Rate Loan or (b) any other Loan that bears interest at a rate mutually acceptable to Borrowers and Agent, in each case, funded with Agent's funds, until such Borrowing is settled among Lenders or repaid by Borrowers.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
TBI: Truitt Bros., Inc., an Oregon corporation.
Termination Date: July 5, 2021.
Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor's interests in trademarks, as security for the Obligations, in form and substance satisfactory to Agent.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (i) 10% of the Commitments then in effect and (ii) $30,000,000, in each case under clauses (i) and (ii) for five (5) consecutive Business Days, and

(b) continuing until no Event of Default exists and Availability is greater than the greater of (i) 10% of the Commitments then in effect and (ii) $30,000,000, in each case under clauses (i) and (ii) for twenty-one (21) consecutive calendar days.
Truitt Company: any of TBI, Murlark and Bluegrass.  Truitt Companies means TBI, Murlark and Bluegrass collectively.
Truitt Required Sale Provisions: the provisions set forth in the last sentence of Section 3.1 (Truitt Put Option), Section 3.3 (Required Sale of Entities), and the last sentence of Section 4 (Purchase upon Death) of the Buy-Sell and Option Agreement, in each case to the extent such provisions would obligate the Parent to sell any of its Equity Interests in a Truitt Company, approve a sale of assets of a Truitt Company, cooperate with any other Selling Owner (as defined therein) with respect to any such sale, use its best efforts to sell its Equity Interests in a Truitt Company to a prospective purchaser in any such sale, or execute any documents effectuating any such sale.
Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
Unused Line Fee Rate: a per annum rate equal to 0.25%.
Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.
U.S. Person: "United States Person" as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first‑out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
Wells Fargo: Wells Fargo Bank, National Association, a national banking association.
1.2 Accounting Terms.
Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Effective Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers' certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
1.3 Uniform Commercial Code.
As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  "Chattel Paper," "Deposit Account," "Document," "Equipment," "Farm Products," "Instrument," "Investment Property," "Letter-of-Credit Right" and "Supporting Obligation."
1.4 Certain Matters of Construction.
The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding."  The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent's notice address under Section 15.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person.  All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase "to the best of Borrowers' knowledge" or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
SECTION 2. THE REVOLVING CREDIT FACILITY.
2.1 Commitment.
2.1.1. Loans.  Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Commitment Termination Date.  The Loans may be repaid and reborrowed as provided herein.  Subject to Section 2.1.5 and Section 2.1.6, in no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.
2.1.2. Revolver Notes.  The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.
2.1.3. Use of Proceeds.  The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Indebtedness; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; (d) to make Permitted Acquisitions and (e) for working capital and other lawful corporate purposes of Borrowers, including, but not limited to, the making of Capital Expenditures and Distributions, all in accordance with the terms of this Agreement.  Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (x) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (y) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction).
2.1.4. Voluntary Reduction or Termination of Commitments.
(a) The Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 5 Business Days prior written notice to Agent, Borrowers may, at their option, terminate the Commitments and this credit facility.  Any notice of termination given by Borrowers shall be irrevocable.  On the Termination Date, Borrowers shall make Full Payment of all Obligations.
(b) Borrowers may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least 5 Business Days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given.  Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.
2.1.5. Overadvances.  If the aggregate Loans exceed the Borrowing Base ("Overadvance") at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and

(b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000, and (ii) does not continue for more than 30 consecutive days.  In no event shall Overadvance Loans be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.6. Protective Advances.  Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans ("Protective Advances") (a) up to an aggregate amount of $15,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses.  Each Lender shall participate in each Protective Advance on a Pro Rata basis.  Required Lenders may at any time revoke Agent's authority to make further Protective Advances under clause (a) by written notice to Agent.  Absent such revocation, Agent's determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall Protective Advances be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments.
2.1.7. Increase in Commitments.  Subject to Section 2.1.8(b)(vii), Borrowers may request an increase in Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Commitments, except for any closing fee to which Borrowers agree, (b) increases under this Section do not exceed $250,000,000 in the aggregate, (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under any Subordinated Debt agreement.  Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Commitment.  Any Lender not responding within such period shall be deemed to have declined an increase.  If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Commitments and become Lenders hereunder.  Agent may allocate, in its discretion, in consultation with Borrowers, the increased Commitments among committing Lenders and, if necessary, Eligible Assignees.  Provided the conditions set forth in Section 6.2 are satisfied, total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers' increase request.  Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Commitments.  On the effective date of an increase, all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders, and settled by Agent if necessary,  in accordance with Lenders' adjusted shares of such Commitments.
2.1.8. FILO Credit Facility.
(a) Notwithstanding anything to the contrary contained in this Agreement, at any time after the Effective Date, the Borrowers may request a separate "first-in, last out" credit facility provided by one or more Lenders and/or other Eligible Assignees as agree to hold "first-in, last out" commitments (the "FILO Lenders") that are subject to a separate "first-in, last out" incremental borrowing base (collectively, the "FILO Credit Facility"), which FILO Credit Facility, subject to Section 5.6.2 (as amended in accordance with Section 2.1.8(b)(i)), shall constitute Obligations (and Secured Obligations) for all purposes under the Loan Documents

(including for the purposes of being secured by the Collateral and being guaranteed by the Obligors).  The Agent shall promptly notify the Lenders of each such request and the Lenders shall respond thereto in the same manner specified for any Commitment increase requests in Section 2.1.7.  The Agent shall notify Lenders and Borrowers of the responses to such request and any actions to arrange for Lenders and/or other Eligible Assignees to serve as FILO Lenders in the same manner specified for commitment increases in Section 2.1.7.  Any FILO Lender participating in the FILO Credit Facility which is not then a Lender (or an Affiliate of such Lender engaged in the ordinary course of its business in extending commercial loans) shall be subject to the prior approval of the Agent and the Borrowers (such consent not to be unreasonably withheld or delayed).
(b) Notwithstanding anything herein to the contrary, the FILO Credit Facility shall be established in accordance following terms and conditions:
(i) the establishment thereof shall result in an amendment of the payment waterfall in Section 5.6.2 (without the requirement of the consent of the Lenders under Section 15.1) to include payment of accrued and unpaid interest of Secured Obligations under the FILO Credit Agreement as a new clause "Eighth" and unpaid payment of principal of Secured Obligations under the FILO Credit Agreement as a new clause "Ninth", immediately after the existing clause "Seventh", but immediately prior to the existing clause "last";
(ii) subject to other express limitations set forth in this Section 2.1.8, the FILO Credit Facility shall be on terms and conditions as determined by the Borrowers, the Agent and the FILO Lenders, it being understood and agreed that such terms and conditions may include, without limitation, FILO Credit Facility-specific borrowing base, advance rate (including seasonal or fluctuating advance rates), eligibility criteria, availability reserves (including reserves implemented against the Borrowing Base with respect to obligations owing to the FILO Lenders), representations, warranties, covenants and Events of Default, interest rates, fees, final maturity date, amortization, mandatory and voluntary prepayment and commitment termination provision as to the FILO Credit Facility and any other provision of the Loan Documents related to cash dominion, and amendment and waiver provisions (including modifications to Section 15.1 to provide for customary or market provisions in favor of the FILO Lenders, which may include voting rights i n favor of the FILO Lenders relating to modifications of the Borrowing Base that would affect the FILO Credit Facility or the FILO Lenders) in respect of or relating to the FILO Credit Facility and other customary or market terms and conditions for asset-based "first in, last out" credit facilities of this nature;
(iii) the advance rates in respect of the incremental borrowing base under FILO Credit Facility shall not exceed ten percent (10.0%) on any class of assets eligible for inclusion therein;
(iv) the arrangement of the FILO Credit Facility, and any upfront, underwriting, arrangement or similar fees in respect of the FILO Credit Facility, shall be agreed to by Borrowers, Bank of America and the FILO Lenders;
(v) the FILO Credit Facility shall be subject to closing conditions as may be determined by Agent, the FILO Lenders and the Borrowers;

(vi) the FILO Credit Facility shall be subject to the condition precedent that no Event of Default shall have occurred and be continuing immediately before or after giving effect thereto;
(vii) the aggregate amount of the FILO commitments under the FILO Credit Facility shall not exceed $75,000,000 and (y) (i) the aggregate amount of the FILO commitments under the FILO Credit Facility, plus (ii) the aggregate amount of Increased Commitments provided from time to time in accordance with Section 2.1.7, shall not exceed, at any time outstanding, $250,000,000;
(viii) all documentation in respect of the FILO Credit Facility shall be consistent with the foregoing and in form and substance reasonably satisfactory to the Agent and the FILO Credit Facility Lenders, and the FILO Credit Facility Amendment shall have been approved by the Agent;
(ix) Borrowers shall not be required to offer any Lender an opportunity to join the FILO Credit Facility as a FILO Lender; and
(x) no Lender shall be obligated to participate in the FILO Credit Facility.
(c) Notwithstanding anything in Section 15.1 or any other provision of the Loan Documents to the contrary, the Lenders hereby irrevocably authorize Agent to enter into amendments, restatements or other supplements or modifications to this Agreement and the other Loan Documents with the Obligors and the FILO Lenders as may be necessary or desirable in order to establish the FILO Credit Facility, in each case on terms consistent with this Section 2.1.8 ("FILO Credit Facility Amendment") without the consent or approval of any Lenders (other than the Lenders participating in the FILO Credit Facility).  The Lenders hereby consent to the FILO Credit Facility and other transactions contemplated by this Section 2.1.8 (including, for the avoidance of doubt, the terms and condition illustrated in clause (b) above) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section or amendment or waiver section) or any other Loan Document that may otherwise prohibit or restrict the FILO Credit Facility, the FILO Credit Facility Amendment or any other transaction contemplated by this Section 2.1.8.  Agent shall have the right (but not the obligation) to consult with the Required Lenders with respect to the FILO Credit Facility and any matter contemplated by this Section 2.1.8; provided, however, that whether or not there has been any consultation with the Required Lenders by Agent with respect to a FILO Credit Facility, any such FILO Credit Facility Amendment entered into by Agent pursuant to this Section 2.1.8 shall be binding and conclusive on the Lenders in all respects.
2.2 [Intentionally Omitted.]
2.3 Letter of Credit Facility.
2.3.1. Issuance of Letters of Credit.  Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a) Each Borrower acknowledges that Issuing Bank's issuance of any Letter of Credit is conditioned upon Issuing Bank's receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender.  If, in sufficient time to act, Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.  Borrowers shall take all action to avoid and mitigate any damages relating to any Letter of Credit or claimed against Issuing Bank, Agent or any Lender, including through enforcement of any available rights against a beneficiary.
(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day ("Reimbursement Date"), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender's Pro Rata share of such payment.  Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower's protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit's expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct.  Issuing Bank shall not have any liability to any

Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
2.3.3. Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Termination Date, then Borrowers shall, at Issuing Bank's or Agent's request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations.  Borrowers shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure associated with any Defaulting Lender.  If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).
2.3.4. Resignation of Issuing Bank.  Issuing Bank may resign at any time upon thirty days' notice to Agent and Borrowers.  On the effective date of such resignation, Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 13.6 and 15.2, relating to any Letter of Credit issued prior to such date.  Agent shall promptly appoint a replacement Issuing Bank, subject to such replacement Issuing Bank's acceptance of such appointment, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.
SECTION 3. INTEREST, FEES AND CHARGES.
3.1 Interest.
3.1.1. Rates and Payment of Interest.
(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.  Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time.  If a Loan is repaid on the same day made, one day's interest shall accrue.
(b) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Each Obligor acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.
(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.
(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.  Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.
3.1.3. Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period ("Interest Period") to apply, which Interest Period shall be 30, 60 or 90 days; provided, however, that:
(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(c) no Interest Period shall extend beyond the Termination Date.
3.1.4. Interest Rate Not Ascertainable.  If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination.  Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
3.2 Fees.
3.2.1. Unused Line Fee.  Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Commitments exceed the average daily balance of Loans and stated amount of Letters of Credit during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2. LC Facility Fees.  Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for Issuing Bank's own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
3.2.3. Agent Fees.  Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.
3.3 Computation of Interest, Fees, Yield Protection.
All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
3.4 Reimbursement Obligations.
Borrowers shall reimburse Agent and Lenders for all Extraordinary Expenses.  Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent's personnel or a third party.  If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due on demand.
3.5 Illegality.
If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loans or Letters of Credit, or to determine or charge interest rates based on LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund such Loans or participate in such Letters of Credit (or to charge interest or fees with respect thereto), or to continue or convert Base Rate Loans to LIBOR Loans, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers shall prepay the applicable Loans, Cash Collateralize the applicable LC Obligations or, if applicable, convert LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.6 Inability to Determine Rates.
If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.
3.7 Increased Costs; Capital Adequacy.
3.7.1. Change in Law.  If any Change in Law shall:
(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;
(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(c) impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Bank of participating in,

issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
3.7.2. Capital Adequacy.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender's or Issuing Bank's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's, Issuing Bank's or holding company's capital as a consequence of this Agreement, or such Lender's or Issuing Bank's Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender's, Issuing Bank's and holding company's policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
3.7.3. LIBOR Loan Reserves.  If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive).  The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers' receipt of the notice.
3.7.4. Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.8 Mitigation.
If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful.  Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9 Funding Losses.

If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all resulting losses and expenses, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lenders shall not be required to purchase Dollar deposits in any interbank or offshore Dollar market to fund any LIBOR Loan, but this Section shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
3.10 Maximum Interest.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate").  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 4. LOAN ADMINISTRATION.
4.1 Manner of Borrowing and Funding Loans.
4.1.1. Notice of Borrowing.
(a) Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than 12:00 noon (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 12:00 noon shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations.  The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of such payment item.  The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.
4.1.2. Fundings by Lenders.  Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for Base Rate Loans or by 4:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender's Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent's notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 12:00 noon on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender's share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent within three Business Days, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.  A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3. Swingline Loans; Settlement.
(a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $35,000,000, unless the funding is specifically required to be made by all Lenders hereunder.  Each payment on a Swingline Loan shall be made to Agent for its own account.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
(b) Settlement among Lenders and Agent with respect to Swingline Loans and other Loans shall take place on a date determined from time to time by Agent (but at least weekly),  in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on other Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary.  Each Lender's obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to an Obligor or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent's request therefor.
4.1.4. Notices.  Borrowers may request, convert or continue Loans, select interest rates, and transfer funds based on telephonic or e-mailed instructions to Agent.  Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of

Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower's behalf.
4.2 Defaulting Lender.
4.2.1. Reallocation of Pro Rata Share; Amendments.  For purposes of determining Lenders' obligations to fund or acquire participations in Loans or Letters of Credit, Agent shall exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares.  No reallocation shall cause a Lender to exceed its Commitment.  A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in  Section 15.1.1(c).
4.2.2. Payments; Fees.  Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full.  Agent may apply such amounts to the Defaulting Lender's defaulted obligations, use the funds to Cash Collateralize such Lender's Fronting Exposure, or readvance the amounts to Borrowers hereunder.  A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.  To the extent any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, Letter of Credit fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such other Lenders.  Agent shall be paid all Letter of Credit fees attributable to LC Obligations that are not so reallocated.
4.2.3. Status; Cure.  Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error.  Borrowers, Agent and Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender.  At such time, Pro Rata shares shall be reallocated without exclusion of such Lender's Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares.  Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reallocation of Commitments and Loans to non-Defaulting Lenders and no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.
4.3 Number and Amount of LIBOR Loans; Determination of Rate.   Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof.  No more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.  Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
4.4 Borrower Agent.  Each Borrower hereby designates the Parent ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for Loans and

Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base, financial reports and other Borrower Materials, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.
4.5 One Obligation.
The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent's Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.
4.6 Effect of Termination.
On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates' Bank Products (including, only with the consent of Agent, any Cash Management Services).  All undertakings of Obligors contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Obligors, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages.  Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 13, 15.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5. PAYMENTS.
5.1 General Payment Provisions.
All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.
5.2 Repayment of Loans.

Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder.  Loans may be prepaid from time to time, without penalty or premium.  If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Loans.  Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent's demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Borrowing Base.
5.3 [Intentionally Omitted.]
5.4 Payment of Other Obligations.
Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5 Marshaling; Payments Set Aside.
None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.6 Application and Allocation of Payments.
5.6.1. Application.  Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.
5.6.2. Post-Default Allocation.  Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
(b) second, to all amounts owing to Agent on Swingline Loans;
(c) third, to all amounts owing to Issuing Bank;
(d) fourth, to all Obligations constituting fees (other than Secured Bank Product Obligations);

(e) fifth, to all Obligations constituting interest (other than Secured Bank Product Obligations);
(f) sixth, to Cash Collateralization of LC Obligations;
(g) seventh, to all Loans and Noticed Hedges, including Cash Collateralization of outstanding Noticed Hedges; and
(h) last, to all other Obligations.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party.  If a Secured Party fails to deliver such calculation within ten days following request by Agent, Agent may assume the amount to be distributed is zero.  The allocations set forth in this Section 5.6.2 are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section 5.6.2 is not for the benefit of or enforceable by any Obligor, and each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section 5.6.2.
5.6.3. Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
5.7 Application of Payments.
During any Trigger Period, while an Event of Default is outstanding, and at other times, unless otherwise directed by Borrower Agent, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.  Each Obligor irrevocably waives the right, during any Trigger Period or while an Event of Default is outstanding, to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable; provided that upon the occurrence and during the continuance of an Event of Default, application of any monies shall be made in accordance with Section 5.6.2.
5.8 Loan Account; Account Stated.

5.8.1. Loan Account.  Agent shall maintain in accordance with its usual and customary practices an account or accounts ("Loan Account") evidencing the Indebtedness of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time.  Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.
5.8.2. Entries Binding.  Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.9 Taxes.
5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If Applicable Law requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.
(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2. Payment.  Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.
5.9.3. Tax Indemnification.
(a) Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section.  Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to Obligors by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors' obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.
5.9.4. Evidence of Payments.   As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.
5.9.5. Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank.  If a Recipient determines in its discretion that it has received a refund of Taxes as to which it was indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Obligors (but only to the extent of indemnity payments or additional amounts actually paid by Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund), provided that Obligors shall, upon request by the Recipient, repay the amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.9.6. Survival.  Each party's obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing

Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.10 Lender Tax Information.
5.10.1. Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Obligors and Agent properly completed and executed documentation reasonably requested by Obligors or Agent as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Obligors or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Obligors or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.
5.10.2. Documentation.  Without limiting the foregoing, if any Obligor is a U.S. Person,
(a) Any Lender that is a U.S. Person shall deliver to Obligors and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Obligors or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Obligors and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Obligors or Agent), whichever of the following is applicable:
(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(ii) executed copies of IRS Form W-8ECI;
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of an Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) executed copies of IRS Form W-8BENE; or
(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W

8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;
(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Obligors and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Obligors or Agent to determine the withholding or deduction required to be made; and
(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Obligors and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Obligors or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.
5.10.3. Redelivery of Documentation.  If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Obligors and Agent in writing of its inability to do so.
5.11 Nature and Extent of Each Borrower's Liability.
5.11.1. Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents, except its Excluded Swap Obligations.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or

(h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
5.11.2. Waivers.
(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non‑judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure or trustee's sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
5.11.3. Extent of Liability; Contribution.
(a) Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower's Allocable Amount.
(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other

Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(c) Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower's business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.
(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act).  The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations.  Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.11.4. Joint Enterprise.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically.  Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Agent's and Lenders' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.
5.11.5. Subordination.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations; provided, however, so long as an Event of Default does not exist, any Borrower may make payments with respect to any such claims permitted by the terms of this Agreement.
SECTION 6. CONDITIONS PRECEDENT.

6.1 CONDITIONS PRECEDENT TO INITIAL LOANS.
In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date ("Effective Date") that each of the following conditions has been satisfied:
(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note.  Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.
(d) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrowers and their Subsidiaries taken as a whole are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f) Agent shall have received a written opinion addressed to Agent and Lenders of (i) Bond Schoeneck & King, PLLC counsel to the Obligors and their Subsidiaries, (ii) Stokes Lawrence, special Washington state counsel to Seneca Snack, and (iii) Saalfeld Griggs PC, special Oregon counsel to Portland Food and Gray, as well as any other local counsel to Obligors or Agent, in each case, in form and substance satisfactory to Agent.
(g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.  Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where such Obligor's conduct of business or ownership of Property necessitates qualification.

(h) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.
(i) No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since March 31, 2016.
(j) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Effective Date.
(k) Agent shall have received a Borrowing Base Certificate prepared as of July 5, 2016.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $60,000,000.
(l) Borrowers and their Subsidiaries shall have delivered to Agent a Mortgagee Consent or Lien Waiver, as applicable, as requested by the Agent with respect to any Real Estate and/or any assets of the Obligors that are in the possession of a landlord or warehouseman.
(m) Borrowers and their Subsidiaries shall have delivered to Agent an Equipment Access Agreement with respect to any leased Labeling Equipment located at a Labeling Facility other than with respect to Labeling Equipment leased from Bank of America or any of its Affiliates.
6.2 Conditions Precedent to All Credit Extensions.
Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
(c) All conditions precedent in any other Loan Document shall be satisfied;
(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL.
7.1 Grant of Security Interest.
To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property, whether now owned or hereafter acquired, and wherever located:
(a) all Accounts (including health-care-insurance receivables);
(b) all Chattel Paper (whether tangible or electronic);
(c) all Deposit Accounts;
(d) all Documents;
(e) all Farm Products;
(f) all Current Asset Related Intangibles;
(g) all Inventory;
(h) all Instruments (including promissory notes);
(i) all Investment Property;
(j) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);
(k) all Supporting Obligations;
(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral and Cash Equivalents;
(m) all of the Equity Interests that any of the Obligors now or hereafter own in any other Person;
(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
(o) any and all contract rights and books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) relating to any of the foregoing.
7.2 Lien on Deposit Accounts; Cash Collateral.
7.2.1. Deposit Accounts.  To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Each Obligor hereby authorizes and directs each bank or other depository, during any Trigger Period or while an Event Default is outstanding, to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request.
7.2.2. Cash Collateral.  Any Cash Collateral may be invested, at Agent's discretion (and with the consent of Obligors, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  Each Obligor hereby grants to Agent, for the benefit of Secured Parties and as security for the Obligations, a security interest in all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise.  Agent may apply Cash Collateral to the payment of Obligations as they become due, in such order as Agent may elect; provided, however during an Event of Default, such Cash Collateral shall be applied to the Obligations in accordance with Section 5.6.2.  During any Trigger Period or while an Event of Default is outstanding, each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of all Obligations.
7.3 [Intentionally Omitted.]
7.4 Certain After-Acquired Collateral.
Obligors shall promptly notify Agent in writing if, after the Effective Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, in any case, having a value in excess of $50,000, and, upon Agent's request, shall promptly take such actions as Agent deems appropriate to effect Agent's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver.  If any Collateral is in the possession of a third party, at Agent's request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
7.5 No Assumption of Liability.
The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.  In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.6 Further Assurances.
Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor ratifies any action taken by Agent before the Effective Date to effect or perfect its Lien on any Collateral.
SECTION 8. COLLATERAL ADMINISTRATION.
8.1 Borrowing Base Certificates.

By the 20th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that the Borrowing Base Certificate will be delivered weekly setting forth the Borrowing Base as at the end of each calendar week within five (5) days after the ending of each week during which the Availability is less than 12.5% of the Borrowing Base for each Business Day of such week (or for any period of five (5) consecutive Business Days ending during such week); (it being understood that such weekly Borrowing Base Certificates shall reflect changes in Accounts and that changes in Inventory and ineligible Accounts and Inventory will continue to be updated on a monthly basis).  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
8.2 Administration of Accounts.
8.2.1. Records and Schedules of Accounts.  Each Borrowing Base Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.  Each Borrowing Base Obligor shall also provide to Agent, on or before the 20th day of each month, an inventory summary (together with a schedule of locations of such Inventory in form and reasonable detail satisfactory to Agent) and a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name, amount, age, showing any discount, allowance, credit, authorized return or dispute, and in addition, upon the reasonable request of the Agent, proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts, Borrowing Base Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrowing Base Obligor has knowledge thereof.
8.2.2. Taxes.  If an Account of any Borrowing Base Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrowing Base Obligor and to charge Borrowing Base Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowing Base Obligors or with respect to any Collateral.
8.2.3. Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrowing Base Obligor, to verify the validity, amount or any other matter relating to any Accounts of Borrowing Base Obligors by mail, telephone or otherwise.  Borrowing Base Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4. Maintenance of Dominion Account.  Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent.  Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent's control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account is not maintained with Bank of America,

Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America.  Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5. Proceeds of Collateral.  During any Trigger Period or while an Event of Default is outstanding, Borrowing Base Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  During any Trigger Period or while an Event of Default is outstanding, if any Borrower or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3 Administration of Inventory.
8.3.1. Records and Reports of Inventory.  Each Borrowing Base Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request.  Each Borrowing Base Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request.  Agent may participate in and observe each physical count.
8.3.2. Returns of Inventory.  No Borrowing Base Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by a Borrowing Base Obligor for a return is promptly remitted to Agent for application to the Obligations.
8.3.3. Acquisition, Sale and Maintenance.  No Borrowing Base Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  No Borrowing Base Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrowing Base Obligor to repurchase such Inventory.  Borrowing Base Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
8.4 Labeling Equipment.
Schedule 8.4 sets forth a description of all Labeling Equipment leased by the Parent or any Subsidiary located at a Labeling Facility.  Each Obligor shall keep accurate and complete records of its Labeling Equipment maintained at a Labeling Facility and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent.  No Obligor shall, nor shall such Obligor permit any Subsidiary to, move any Labeling Equipment located at a Labeling Facility to another location, without providing Agent with 15 Business Days' prior written notice to Agent or as otherwise agreed to by Agent.  Each Obligor shall, and shall cause each Subsidiary to, provide Agent with an Equipment Access Agreement with respect to any Labeling Equipment located at a Labeling Facility or such other location to which such Labeling Equipment has been moved (a) which is owned and subject to a Lien, or (b) which is leased by such Obligor or Subsidiary from any Person other than Bank of America or any of its Affiliates; provided that the Obligors shall not be required to provide Equipment Access Agreements with respect to the Labeling Equipment set forth on Schedule 8.4.
8.5 Administration of Deposit Accounts.
Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts.  Each Obligor shall take all actions necessary to establish Agent's control of each such Deposit Account (other than (x) an account exclusively used for payroll, payroll taxes or employee benefits or (y) an account containing not more than $50,000 at any time so long as the aggregate balance maintained in all such accounts under this clause (y) does not exceed $750,000 at any time).  Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.
8.6 General Provisions.
8.6.1. Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States, upon 15 Business Days prior written notice to Agent or as otherwise agreed to by the Agent; provided that Borrowing Base Obligors shall at all times maintain Inventory at locations subject to a Lien Waiver that constitutes not less than 90% of all Inventory of the Borrowing Base Obligors.
8.6.2. Insurance of Collateral; Condemnation Proceeds.
(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best's Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) in accordance with general practices of businesses engaged in similar activities in similar geographic areas.  All proceeds under each policy shall be payable to Agent for application to the Obligations.  From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Collateral, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies in respect of claims or disputes in respect of coverage in excess of $250,000.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent for application to the Obligations.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
(b) Any proceeds of insurance related to Collateral and any awards arising from condemnation of any Collateral shall be paid to Agent for application to the Obligations.  Any such proceeds or awards that relate to Inventory shall be applied to payment of the Loans, and then to any other Obligations outstanding.
8.6.3. Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.
8.6.4. Defense of Title to Collateral.  Each Obligor shall at all times defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
8.7 Power of Attorney.
Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent's designee, may, without notice and in either its or an Obligor's name, but at the cost and expense of Obligors:
(a) Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and
(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES.
9.1 General Representations and Warranties.
To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:
9.1.1. Organization and Qualification.  Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
9.1.2. Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
9.1.3. Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
9.1.4. Capital Structure.  Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, its jurisdiction of organization, tax identification number, its authorized and issued Equity Interests, and, except in the case of Parent, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Effective Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Borrower and Subsidiary has good title to its Equity Interests in its Subsidiaries, subject only to Agent's Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of (a) any Borrower (other than the Parent ) or any Subsidiary or (b) the Parent to which it or any other Borrower or any Subsidiary is a party.  Upon any new Subsidiary becoming a Guarantor in accordance with Section 10.1.9, the Borrowers shall promptly update Schedule 9.1.4 to include the information required by this Section 9.1.4 with respect to such new Subsidiary.
9.1.5. Title to Properties; Priority of Liens.  Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens; provided that all owned Labeling Equipment that is subject to a Lien shall be subject to the terms of Equipment Access Agreements.  Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens.
9.1.6. Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;
(d) it is not subject to any offset, Lien (other than Agent's Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrowing Base Obligor is the sole payee or remittance party shown on the invoice;
(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
(g) to the best of Borrowers' knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrowing Base Obligor's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.
9.1.7. Financial Statements.  The consolidated balance sheets, and related statements of income, cash flow and shareholder's equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since March 31, 2016, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  The Borrowers and Subsidiaries taken as a whole are Solvent.  Except as set forth on Schedule 9.1.7, between March 31, 2016 and the Effective Date, Parent has not made any Distribution.

9.1.8. Surety Obligations.  No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
9.1.9. Taxes.  Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
9.1.10. Brokers.  There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.11. Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to any Borrower's knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property) that if resolved adversely to such Borrower or Subsidiary would have a Material Adverse Effect.  Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary is shown on Schedule 9.1.11.
9.1.12. Governmental Approvals.  Each Borrower and Subsidiary has, and is in compliance with all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.13. Compliance with Laws.  Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance would not have a Material Adverse Effect.  There are no citations, notices or orders of noncompliance issued to any Borrower or Subsidiary under any Applicable Law which would have a Material Adverse Effect.  No Inventory has been produced in violation of the FLSA.
9.1.14. Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14, no Borrower's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that would have a Material Adverse Effect.  No Borrower or Subsidiary has received any Environmental Notice that would have a Material Adverse Effect.  No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it which would have a Material Adverse Effect.
9.1.15. Burdensome Contracts.  No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16. Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower's knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary.  No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
9.1.17. No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Indebtedness.
9.1.18. ERISA.  Except as disclosed on Schedule 9.1.18:
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has met all applicable requirements of the Pension Funding Rules, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
(c) (i) No ERISA Event has occurred that could reasonably be expected to result in liability to an Obligor or an ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.
(d) With respect to any Foreign Plan, except to the extent failure to do so would not result in liability to the Obligor or ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
9.1.19. [Intentionally Omitted.]
9.1.20. Labor Relations.  Except as described on Schedule 9.1.20, no Borrower or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  There are no material grievances, disputes or controversies with any union or other organization of any Borrower's or Subsidiary's employees, or, to any Borrower's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, except for demands for collective bargaining occurring in the ordinary course of business at facilities with existing collective bargaining agreements.
9.1.21. Payable Practices.  No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Effective Date.
9.1.22. Not a Regulated Entity.  No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.
9.1.23. Margin Stock; Ineligible Securities.
(a) No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
(b) No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.
9.1.24. [Intentionally Omitted].
9.1.25. [Intentionally Omitted].
9.1.26. PACA.  No PACA Claims have ever been successfully asserted against any of the Borrowers or their Subsidiaries.  None of the Borrowers or their Subsidiaries has violated or failed to comply with PACA.
9.1.27. Subsidiary Business.  Neither Seneca Foods International, Ltd., Gray Glace Products Company nor Friday U.K., Limited engages in any business or has any assets.
9.1.28. Food Security Act.  Neither any Borrower nor any of their Subsidiaries has received any notice given pursuant to Section 1324(e)(1) or (3) of the Food Security Act and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the Food Security Act, purporting to perfect, or continue perfected, a security interest in farm products purchased by any Borrower or any Subsidiary in favor of a secured creditor of the seller of such farm products, except under circumstances where such Borrower or Subsidiary has taken all actions necessary to ensure that such Borrower or Subsidiary obtains a waiver or release of any security interest in farm products covered by any such notice or financing statement or notice upon such Borrower's or Subsidiary's payment of the purchase price for such farm products.  The Borrowers and each of their Subsidiaries have registered pursuant to Section 1324(c)(2)(D) of the Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by any Borrower and any Subsidiary and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State.
9.1.29. OFAC.  No Borrower, Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction
9.2 Complete Disclosure.
No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS.
10.1 Affirmative Covenants.
As long as any Commitments or Obligations are outstanding, each Borrower shall, and shall cause each Subsidiary to:
10.1.1. Inspections; Appraisals.
(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower's or Subsidiary's business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor, provided, upon request by Borrower Agent, Agent shall share the results of any appraisal.  Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate, up to one time per Loan Year, provided, that if Availability is less than 15% of the Borrowing Base at any time, Agent shall have the right to perform examinations up to two times per Loan Year; and (ii) appraisals of Inventory, up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses thereof shall be reimbursed by Borrowers without regard to such limits.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent's then standard charges for examination activities, including the standard charges of Agent's internal appraisal group.  This Section shall not be construed to limit Agent's right to use third parties for such purposes.  No Borrowing Base calculation shall include any Collateral until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) satisfactory to Agent, including, without limitation, any Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business.
10.1.2. Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, (i) consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders' equity for such Fiscal Year, for Borrowers and GAAP Subsidiaries, which shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent, and (ii) to the extent the GAAP Subsidiaries include any Person that is not a Subsidiary, consolidated balance sheets as of the end of such Fiscal Year and the related consolidated statements of income, cash flow and shareholders' equity for such Fiscal Year, for Borrowers and Subsidiaries, certified by the chief financial officer of Borrower Agent, together with such financial statements prepared using first-in, first-out method of inventory accounting as certified by the chief financial officer of Borrower Agent;
(b) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Borrowers and GAAP Subsidiaries and, to the extent the GAAP Subsidiaries include any Person that is not a Subsidiary, for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, except for normal year-end adjustments and the absence of footnotes, together with such financial statements prepared using first-in, first-out method of inventory accounting as certified by the chief financial officer of Borrower Agent;
(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;
(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports, if any, submitted to Borrowers by their accountants in connection with such financial statements;
(e) as soon as available and in any event prior to the end of each Fiscal Year, projections of Borrowers' consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month;

(f) at Agent's request, a listing of each Borrowing Base Obligor's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;
(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;
(i) such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower's, Subsidiary's or other Obligor's financial condition or business;
(j) promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Borrower or any Subsidiary of a Borrower other than routine inquiries by such Governmental Authority and inquiries with respect to matters that would not have a Material Adverse Effect and except as prohibited by law; and
(k) by November 30 of each year, an off-season reserve analysis for the remainder of such Fiscal Year ending on March 31, in form and detail consistent with past practices and satisfactory to Agent.
10.1.3. Notices.  Notify Agent and Lenders in writing, promptly after a Borrower's obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any other default or termination for cause of Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution would have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution would have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor that reasonably could be expected to result in liabilities of $250,000 or more; or receipt of any Environmental Notice with respect to a matter that reasonably could be expected to result in liabilities of $250,000 or more; (i) the occurrence of any ERISA Event that could reasonably be expected to result in liability to an Obligor or an ERISA Affiliate in an aggregate amount that equals or exceeds $1,000,000; (j) the discharge of or any withdrawal or resignation by Borrowers' independent accountants; (k) any opening of a new office or place of business at which assets having a value in excess of $250,000 will be located, at least 30 days prior to such opening; or (l) the receipt or delivery of any material notices that any Borrower or any Subsidiary of a Borrower gives or receives under or in connection with (i) PACA or any PACA Claim being asserted, or (ii) any claim of any Lien under the California Producer's Lien Law.

10.1.4. Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
10.1.5. Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, PACA and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain would have a Material Adverse Effect.  Without limiting the generality of the foregoing, (a) if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, all as and to the extent required by Applicable Laws, and (b) if any such Environmental Release could reasonably could be expected to result in liabilities of $250,000 or more shall occur, it shall act promptly to report to Agent.
10.1.6. Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7. Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain with financially sound and reputable insurers (or through Dundee as its captive insurer) insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents.
10.1.8. Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries and necessary to conduct the business of Borrowers in full force and effect; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.
10.1.9. Future Subsidiaries.  Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations by executing and delivering to Agent a Joinder Agreement in the form attached hereto as Exhibit D (each, a "Joinder Agreement", and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person that would constitute Collateral, including delivery of such legal opinions (including, without limitation, a local counsel legal opinion, if applicable, to the extent such Person will become a Borrowing Base Obligor upon such Person becoming a Subsidiary), in form and substance satisfactory to Agent, as it shall deem appropriate.
10.1.10. Records and Accounts.  The Borrowers will maintain written records pertaining to perishable agricultural commodities and by-products and/or farm products in its possession to which a constructive trust under PACA or a Lien under the California Producer's Lien Law is applicable.
10.1.11. Additional Matters Relating to PACA.

(a) Defined Terms.  As referred to in this Section 10.1.11, "Affiliate PACA Contracts" shall mean any contract or agreement for the growing, purchase and/or sale of any Perishable Agricultural Commodity (as defined in Section 499a(b)(4) of PACA (other than tree or viticultural fruit), the "PACA Commodities") among any of the Borrowers or their Subsidiaries, as a commission merchant, dealer, and/or broker (as those terms are defined, respectively, in Sections 499a(b)(5), (6) and (7) of PACA, the "Affiliate PACA Buyer") and any of the Borrowers or their Subsidiaries, as a supplier or seller of PACA Commodities (the "Affiliate PACA Seller"), and "Non-Affiliate PACA Contracts" shall mean any contract or agreement for the purchase and sale of any PACA Commodities, among any of the Borrowers or their Subsidiaries as a supplier or seller of PACA Commodities (the "Non-Affiliate PACA Seller"), and any commission merchant, dealer, and/or broker (as those terms are defined, respectively, in Sections 499a(b)(5), (6) and (7) of PACA) that is not an Affiliate of any of the Borrowers or their Subsidiaries (the "Non-Affiliate PACA Buyer").  As referred to in this Agreement, "PACA Trust" shall mean the statutory trust authorized by Section 499e(c) of PACA.
(b) Affiliate PACA Contracts After Effective Date.  Require that any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitute an Affiliate PACA Contract:
(i) provide for payment terms of not less than 31 days after receipt and acceptance (as defined in 7 U.S.C. Sections 46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Affiliate PACA Contract; and
(ii) provide for the Affiliate PACA Seller's irrevocable waiver of its right to give written notice of any kind to the Affiliate PACA Buyer of the Affiliate PACA Seller's intent to preserve the benefits of the PACA Trust.
(c) Affiliate PACA Contracts Existing on the Effective Date.  Require that any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes an Affiliate PACA Contract, existing as of the Effective Date, be amended to conform to Section 10.1.11(b) above on or prior to the Effective Date.
(d) Non-Affiliate PACA Contracts After Effective Date.  Require that any Non-Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes a Non-Affiliate PACA Contract, executed on or after the Effective Date, provide for payment terms of not more than 30 days after receipt and acceptance (as defined in 7 U.S.C. Sections 46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Non-Affiliate PACA Contract.
(e) Payment for Perishable Agricultural Commodities.  Pay, not later than the date required for payment thereof, any outstanding invoices for perishable agricultural commodities purchased from any vendor except for a Borrower or a Subsidiary of a Borrower, provided that, if any such invoice requires payment upon delivery, payment shall be made on the date of delivery, and further provided that such payment may be made on a later date with respect to any vendor that has waived in writing its rights under PACA with respect to the applicable invoice.  If notification, other than on an invoice, is received by a Borrower or a Subsidiary of a Borrower from a vendor that such vendor intends to enforce its rights under PACA or to establish that a statutory trust or lien exists in favor of such vendor, such Borrower or Subsidiary shall pay the amount claimed to be owed to such vendor within one Business Day after receiving such notice and shall promptly give notice to Agent of its receipt of such notice from such vendor, which notice to Agent shall be accompanied by a copy of such vendor notice, provided that, the applicable Borrower or Subsidiary may defer the payment of the amounts claimed to be owed to such vendor if and so long as (i) the claimed obligation is being properly contested in good faith and such claim is being diligently defended in good faith by the applicable Borrower or Subsidiary in any applicable legal or administrative action initiated in connection with such claims, (ii) the right of the vendor to enforce any liens or trusts provided under PACA has been stayed or otherwise legally prohibited during the pendency of such action, and (iii) the Reserve shall include the amount owed to such vendor, unless otherwise agreed by the Agent.
10.1.12. Food Security Act.
(a) Promptly provide Agent with a copy of any notice received by such Borrower with respect to a security interest created by a seller of farm products or a secured creditor of a seller of farm products; and
(b) With respect to any farm products produced in a state with a central filing system, register with the secretary of state of such state prior to the purchase of such farm products and maintain such registration in full force and effect.
10.1.13. Post-Closing Obligation.  On or prior to December 31, 2016 (a) provide evidence satisfactory to Agent that Diana Fruit has been merged into Gray whereby Gray is the surviving entity, or (b) provide Agent, for the benefit of Secured Parties, with a local counsel opinion in form and substance satisfactory to Agent consistent with the opinions provided on the Effective Date pursuant to Section 6.1(f).
10.2 Negative Covenants.
As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each Subsidiary not to:
10.2.1. Permitted Indebtedness.  Create, incur, guarantee or suffer to exist any Indebtedness, except:
(a) the Obligations;
(b) unsecured Subordinated Debt;
(c) Indebtedness (other than the Obligations and Subordinated Debt), but only to the extent outstanding on the Effective Date and listed and described on Schedule 10.2.1(c) and not satisfied with proceeds of the initial Loans;
(d) Bank Product Debt (other than Indebtedness or other obligations relating to Supply Chain Financings);
(e) Indebtedness that is in existence when a Person becomes a Subsidiary or that is assumed by a Borrower or Subsidiary in connection with a Permitted Acquisition of assets, as long as such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $50,000,000 in the aggregate at any time;
(f) Permitted Contingent Obligations;
(g) Refinancing Debt as long as each Refinancing Condition is satisfied;

(h) Indebtedness of a Borrower to another Borrower;
(i) Indebtedness in respect of Supply Chain Financings, provided that such Indebtedness does not exceed $50,000,000 in the aggregate at any time;
(j) the Silgan Payable;
(k) [intentionally omitted]; and
(l) Indebtedness that is not included in any of the preceding clauses of this Section (and which is not owing to Dundee) and is either (i) not secured by any Lien and does not exceed $250,000,000 in the aggregate at any time; or (ii) secured by a Lien and does not exceed $250,000,000 in the aggregate at any time to the extent such Lien is permitted by Section 10.2.2(j) or Section 10.2.2(k).
10.2.2. Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):
(a) Liens in favor of Agent;
(b) Liens for Taxes not yet due or being Properly Contested;
(c) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary, and (iii) with respect to any statutory Liens under the California Producer's Liens Law in favor of California sellers of farm products and statutory Liens in favor of California sellers of PACA Commodities and tree and viticultural fruit, the Borrowers are in compliance with Section 10.1.11;
(d) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Indebtedness), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent's Liens;
(e) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
(f) Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 60 consecutive days or being Properly Contested, and (ii) at all times junior to Agent's Liens;
(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 10.2.2;
(j) Liens on Property other than Collateral securing Indebtedness permitted pursuant to Section 10.2.1(l)(ii); provided, that if a Lien is granted on any Labeling Equipment owned by a Borrower or Subsidiary, such Borrower shall, or shall cause such Subsidiary to, provide Agent with an Equipment Access Agreement;
(k) Liens on Property that constitutes Collateral securing Indebtedness permitted pursuant to Section 10.2.1(l)(ii) so long as such Lien is junior and subordinated, on terms and conditions satisfactory to Agent, to the Liens granted in favor of Agent;
(l) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course in respect of obligations not overdue;
(m) Liens on farm products purchased by a Borrower or Subsidiary that have been granted by the sellers of such farm products to secured creditors of such seller, provided that such Borrower or Subsidiary has complied with Sections 9.1.28 and 10.1.12 of this Agreement with respect to such Liens; and
(n) at any time the Parent owns an Equity Interest in a Truitt Company and such Truitt Company is deemed not to be a Subsidiary hereunder, Liens in favor of David J. Truitt and Luciana T. Truitt on the Equity Interests of such Truitt Company arising solely from (i) the Truitt Required Sale Provisions or (ii) the provisions set forth in the last two sentences of Section 3.2 of the Buy-Sell and Option Agreement.
10.2.3. Distributions; Upstream Payments.
(a) Declare or make any Distributions, except (i) Upstream Payments, (ii) other Distributions in an aggregate amount not to exceed $50,000 in any Fiscal Year, and (iii) other Distributions if at the time such Distribution is made (both before and after giving effect thereto) either (A)(1) Availability is not less than 15% of the Borrowing Base, (2) the Fixed Charge Coverage Ratio (determined on a pro forma basis) is not less than 1.0 to 1.0, and (3) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof or (B)(1) Availability (calculated on a pro forma basis determined in a manner acceptable to Agent) on such date and for each of the 30 days preceding such Distribution is not less than 17.5% of the Borrowing Base and (2) no Default or Event of Default has occurred and is continuing or would occur immediately thereafter as a result thereof; or
(b) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Effective Date as shown on Schedule 9.1.15.
10.2.4. Restricted Investments.  Make any Restricted Investment.
10.2.5. Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, or a transfer of Property by a Subsidiary or Obligor to a Borrower.
10.2.6. Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; so long as such advances do not exceed $1,000,000 in the aggregate at any time outstanding; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of

Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.
10.2.7. Restrictions on Payment of Certain Indebtedness.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Indebtedness; or (b) Indebtedness (other than the Obligations) prior to its due date under the agreements evidencing such Indebtedness as in effect on the Effective Date (or as amended thereafter with the consent of Agent), unless made in connection with refinancing of such Indebtedness permitted under Section 10.2.1.
10.2.8. Fundamental Changes.
(a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except (i) for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower, provided (x) the Parent has provided Agent with not less than thirty (30) days' prior written notice of such event, (y) if any such merger or consolidation involves an Obligor, an Obligor is the continuing or surviving Person and (z) the continuing or surviving Obligor executes and delivers all documents and agreements reasonably requested by Agent in connection therewith, or (ii) in connection with a Permitted Acquisition; or
(b) Change its name or conduct business under any fictitious name in either case without thirty (30) days' prior notice to the Agent and without entering into amendments to the Loan Documents reasonably requested by the Agent, change its tax, charter or other organizational identification number; or change its form or state of organization.
10.2.9. Subsidiaries.  Form or acquire any Subsidiary after the Effective Date, except in accordance with Sections 10.1.9 and 10.2.4; or permit any existing Subsidiary to issue any additional Equity Interests except director's qualifying shares.
10.2.10. Organic Documents.  Amend, modify or otherwise change any of its Organic Documents in a manner adverse to the Agent and the Lenders.
10.2.11. Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries; provided that, if at any time a Truitt Company is not a Subsidiary hereunder but a Borrower is required to include such Truitt Company in its consolidated income tax return pursuant to the Code, such Truitt Company may be included in any such consolidated income tax return.
10.2.12. Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
10.2.13. Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Effective Date; (b) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness; or (c) constituting customary restrictions on assignment in leases and other contracts.
10.2.14. Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15. Conduct of Business.  Engage in any business, other than its business as conducted on the Effective Date or any substantially similar or complementary business and any activities incidental thereto.
10.2.16. Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.6; (c) payment of customary directors' fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates that were consummated prior to the Effective Date, as shown on Schedule 10.2.16; (f) transactions with Dundee upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate, consistent with Dundee's role as a wholly-owned Subsidiary of Parent, the sole business of which is to provide insurance to Parent and its Subsidiaries; and (g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.
10.2.17. Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Effective Date, and other than through a transaction that would otherwise be a Permitted Acquisition.
10.2.18. Amendments to Subordinated Debt.  Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Indebtedness, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.
10.2.19. Sale and Leaseback.  Except with respect to Delayed Lease Financing, enter into any arrangement, directly or indirectly, whereby a Borrower or any Subsidiary of a Borrower shall sell or transfer any property owned by it in order for a Borrower or a Subsidiary of a Borrower to lease such property or lease other property that a Borrower or a Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred other than to the extent the aggregate fair market value of all such property sold from and after the Effective Date does not exceed $10,000,000.
10.2.20. Silgan Payable.  Pay, prepay, redeem or repurchase the Silgan Payable or any portion thereof in advance of the scheduled payment schedule and maturity thereof, except that the Borrowers may make prepayments of the Silgan Payable if (a) Availability at the time of each such prepayment, and after giving effect to such prepayment, is greater than 20% of the Borrowing Base, (b) Availability, as projected by the Borrowers in a manner acceptable to Agent for the 6 months commencing at the time of such prepayment, would not at any time be less than 20% of the Borrowing Base, and (c) no Event of Default has occurred and is continuing at the time of such prepayment.
10.2.21. Subsidiary Business.  Permit Seneca Foods International, Ltd., Gray Glace Products Company or Friday U.K., Limited to engage in any business or have any assets.
10.3 Financial Covenants.

As long as any Commitments or Obligations are outstanding, Borrowers shall:
10.3.1. Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of four Fiscal Quarters ending during or immediately before any period (a) commencing on the day that an Event of Default occurs, or the day that Availability is less than the greater of (i) 10% of the Commitments then in effect and (ii) $25,000,000, in each case under clauses (i) and (ii), (A) for five (5) consecutive Business Days if occurring during the period commencing on June 1st through and including July 31st or during the period commencing September 1st through and including October 31st in each Fiscal Year or (B) at any time if occurring during any other calendar month and (b) continuing until no Event of Default exists and Availability is the greater of (i) 10% of the Commitments then in effect and (ii) $25,000,000, in each case under clauses (i) and (ii) for twenty-one consecutive calendar days.
SECTION 11. GUARANTY.
11.1 Guaranty of Payment and Performance.
As each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit by Agent and the other Secured Parties to the Borrowers, for value received and hereby acknowledged, and as an inducement to the Lenders to make the Loans, each Guarantor hereby reaffirms its guaranties to Agent and the other Secured Parties under the Existing Loan Agreement to which such Guarantor is a party and hereby absolutely, unconditionally and jointly and severally with the other Guarantors guarantees to Agent and the other Secured Parties the full and punctual payment when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code.  This Guaranty contained herein is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Agent or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment.  If an Event of Default shall occur, the obligations of each Guarantor hereunder with respect to such Obligations in default shall become immediately due and payable to Agent and the other Secured Parties, without demand or notice of any nature, all of which are expressly waived by such Guarantor.  Payments by the Guarantors hereunder may be required by Agent or any Lender on any number of occasions.  Each Guarantor hereby acknowledges and agrees that such Guarantor's liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the Obligations under and in respect of this Agreement.
11.2 The Guarantors' Agreement to Pay Enforcement Costs, etc.
Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Agent and the other Secured Parties, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by Agent and the other Secured Parties in connection with the Obligations, this Guaranty contained herein and the enforcement thereof, together with interest on amounts recoverable under this Section from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in this Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
11.3 Waivers by Guarantors; Agent's and Secured Parties' Freedom to Act.
Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent and the other Secured Parties with respect thereto.  Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally.  Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation, amendments or modifications of any of the terms or provisions of this Agreement, the Notes, the other Loan Documents, any Bank Product, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation, (e) the adequacy of any rights which Agent or the other Secured Parties may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor.  To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any "one action" or "anti-deficiency" law which would otherwise prevent Agent and the other Secured Parties from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after Agent's or such Lender's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by Agent or the other Secured Parties.
11.4 Unenforceability of Obligations Against Borrowers.
If for any reason a Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from such

Borrower by reason of such Borrower's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations.  In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.
11.5 Subrogation; Subordination.
Until the final payment and performance in full of all of the Obligations and any and all other obligations of the Borrowers to Agent and the other Secured Parties or any affiliate of Agent and the other Secured Parties, no Guarantor shall exercise any rights against the Borrowers arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Agent and the other Secured Parties or such affiliate in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; no Guarantor will not claim any setoff, recoupment or counterclaim against the Borrowers in respect of any liability of such Guarantor to any Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by Agent and/or the other Secured Parties or any such affiliate.  The payment of any amounts due with respect to any indebtedness of any Borrowers now or hereafter owed to any Guarantor is hereby subordinated to the prior payment in full of all of the Obligations and any and all other obligations of the Borrowers to Agent and the other Secured Parties or any affiliate of Agent and the other Secured Parties.  Each Guarantor agrees that, after the occurrence of any Default or Event or Default, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Borrower to such Guarantor until all of the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for Agent and the other Secured Parties and be paid over to Agent for the benefit of Secured Parties on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
11.6 Termination; Reinstatement.
This Guaranty shall remain in full force and effect until Agent and the other Secured Parties are given written notice of each Guarantor's intention to discontinue the guaranty contained herein, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations.  No such notice shall be effective unless received and acknowledged by an officer of Agent at the address of Agent for notices set forth in this Agreement.  No such notice shall affect any rights of Agent or the other Secured Parties or of any affiliate of Agent or the other Secured Parties hereunder, including without limitation the rights set forth in Sections 11.3 and 11.5, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued after the receipt of such notice pursuant to this Agreement (including any Loans that the other Secured Parties may make at a time when they may have the right hereunder not to make such Loans), any Bank Product, or any other contract or commitment in existence prior to such receipt, all of which Obligations shall continue to be unconditionally guaranteed by such Guarantor.  All checks, drafts, notes, instruments (negotiable or otherwise) and writings made by or for the account of the Borrowers and drawn on Agent or any Lender or any of its administrative agents purporting to be dated on or before the date of receipt of such notice, although presented to and paid or accepted by Agent or such Lender after that date, shall form part of the Obligations and shall continue to be unconditionally guaranteed by each Guarantor.  The Guaranty contained herein shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, all as though such payment had not been made or value received.
11.7 Contribution.
To the extent a Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit under the Credit Agreement (the "Benefit Amount"), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of the Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the final and undefeasible payment in full in cash of all of the Obligations.
SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.
12.1 Events of Default.
Each of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);
(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.1.11, 10.1.12, 10.2 or 10.3;
(d) An Obligor breaches or fails to perform any other covenant or undertaking contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;
(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);
(f) Any breach or default of an Obligor occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Indebtedness (other than the Obligations) (i) in excess of $25,000,000, or (ii) owing under the Master Reimbursement Agreement and/or the Silgan Payable, in each case under clauses (i) or (ii) if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due to such breach;
(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order becomes effective within 60 days of the entry of such judgment or order, by reason of a pending appeal or otherwise;
(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;
(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs in violation of the terms of this Agreement; or Borrowers and Subsidiaries taken as a whole are not Solvent;
(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and:  the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;
(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $1,000,000 in the aggregate (or annual payments in excess of $1,000,000 in the aggregate in the case of withdrawal liability payments to a Multiemployer Plan), or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due (or within any available cure period) any installment payment with respect to its withdrawal liability under Section 4201 of ERISA to a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;
(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor's business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) A Change of Control occurs;
(n) [intentionally omitted];
(o) [intentionally omitted]; or
(p) any PACA Claim, PACA Claims or claim or claims under the California Producer's Lien Law in excess of $5,000,000 individually or in the aggregate is asserted against any Borrower or any Subsidiary of a Borrower.
12.2 Remedies upon Default.
If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and
(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable.  Agent shall have the right to conduct such sales on any Obligor's premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may, at the direction of the Required Lenders, purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may, at the direction of the Required Lenders, credit bid and set off the amount of such price against the Obligations.

12.3 License.
Agent is hereby granted an irrevocable, non-exclusive license or other right to, while an Event of Default exists, use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Obligor's rights and interests under Intellectual Property shall inure to Agent's benefit.
12.4 Setoff.
At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
12.5 Remedies Cumulative; No Waiver.
12.5.1. Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.2. Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 13. AGENT.
13.1 Appointment, Authority and Duties of Agent.
13.1.1. Appointment and Authority.  Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties.  Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.  The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
13.1.2. Duties.  The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only.  Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.
13.1.3. Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
13.1.4. Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act.  Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 15.1.1.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

13.2 Agreements Regarding Collateral and Borrower Materials.
13.2.1. Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder.  Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
13.2.2. Possession of Collateral.  Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.
13.2.3. Reports.  Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral ("Report").  Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
13.3 Reliance By Agent.
Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.
13.4 Action Upon Default.
Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent thereof in writing and the Agent shall thereafter notify the other Lenders.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

13.5 Ratable Sharing.
If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.2, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.  No Lender shall set off against any Dominion Account without the prior consent of Agent.
13.6 Indemnification.
EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT), PROVIDED FURTHER THAT LENDERS SHALL NOT BE REQUIRED TO INDEMNIFY AND HOLD HARMLESS THE AGENT IN RESPECT OF CLAIMS THAT ARE DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT.  In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender, to the extent not reimbursed by the Obligors, to the extent of such Lender's Pro Rata share.
13.7 Limitation on Responsibilities of Agent.
Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

13.8 Successor Agent and Co-Agents.
13.8.1. Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers.  If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent.  Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 13.6 and 15.2.  Notwithstanding any Agent's resignation, the provisions of this Section 13 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent.  Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
13.8.2. Separate Collateral Agent.  It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent.  If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent.  Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent.  If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
13.9 Due Diligence and Non-Reliance.
Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.
13.10 Remittance of Payments and Collections.
13.10.1. Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.

13.10.2. Failure to Pay.  If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
13.10.3. Recovery of Payments.  If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it.  If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender's Pro Rata share of the amounts required to be returned.
13.11 Agent in its Individual Capacity.
As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include Bank of America in its capacity as a Lender.  Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were not Agent hereunder, without any duty to account therefor to Lenders.  In their individual capacities, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.
13.12 Agent Titles.
Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an "Agent" or "Arranger" of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
13.13 Bank Product Providers.
Each Secured Bank Product Provider, by delivery of a notice to Agent in the form attached hereto as Exhibit E of a Bank Product, agrees to be bound by Section 5.6 and this Section 13.  Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider's Secured Bank Product Obligations.
13.14 No Third Party Beneficiaries.
This Section 13 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Section 13 does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 14. BENEFIT OF AGREEMENT; ASSIGNMENTS.
14.1 Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2 Participations.
14.2.1. Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution other than a Defaulting Lender ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.
14.2.2. Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.
14.2.3. Participant Register.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Commitments, Loans (and stated interest) and LC Obligations.  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code
14.2.4. Benefit of Set-Off.  Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.5 as if such Participant were a Lender.

14.3 Assignments.
14.3.1. Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $2,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $2,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers' obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
14.3.2. Effect; Effective Date.  Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable.  The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
14.3.3. Certain Assignees.  No assignment may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person.  In connection with any assignment by a Defaulting Lender, such assignment shall only be effective upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or subparticipations, or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations.  If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
14.3.4. Register.  Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations.  The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice

14.4 Replacement of Certain Lenders.
If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
SECTION 15. MISCELLANEOUS.
15.1 Consents, Amendments and Waivers.
15.1.1. Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders (or by the Agent with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of Issuing Bank;
(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Termination Date applicable to such Lender's Obligations; or (iv) amend this clause (c);
(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) alter Section 5.6, 7.1 (except to add Collateral) or 15.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iii) increase any advance rate; (iv) release Collateral with a book value greater than $20,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (v) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; and
(e) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6.

15.1.2. Limitations.  The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
15.1.3. Payment for Consents.  No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2 Indemnity.
EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
15.3 Notices and Communications.
15.3.1. Notice Address.  Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Effective Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2 or 4.1. shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Obligors.
15.3.2. Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

15.3.3. Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform").  Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform.  The Platform is provided "as is" and "as available."  Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM.  No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
15.3.4. Public Information.  Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform.  Secured Parties acknowledge that Borrower Materials may include Obligors' material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor's securities.
15.3.5. Non-Conforming Communications.  Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.
15.4 Performance of Borrowers' Obligations.
Agent may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5 Credit Inquiries.
Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6 Severability.
Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

15.7 Cumulative Effect; Conflict of Terms.
The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8 Counterparts.
Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.  Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.
15.9 Entire Agreement.
Time is of the essence of the Loan Documents.  The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
15.10 Relationship with Lenders.
The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.
15.11 No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

15.12 Confidentiality.
Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor's obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers' logos, trademarks or product photographs in advertising materials.  As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
15.13 GOVERNING LAW.
UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
15.14 CONSENT TO FORUM.
15.14.1. Forum.
EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1.  A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
15.14.2. Other Jurisdictions.   Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

15.15 Waivers by Obligors.
To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
15.16 Patriot Act Notice.
Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors' management and, other than with respect to Parent, owners, such as legal name, address, social security number and date of birth.  Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law.
15.17 Effective Date.
This Agreement shall become effective among the parties hereto as of the Effective Date.  Until the Effective Date, the terms of the Existing Loan Agreement shall remain in full force and effect.
15.18 NO ORAL AGREEMENT.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
15.19 Restatement.
This Agreement amends, restates and supersedes the Existing Loan Agreement.  All references in the Loan Documents or any other document or instrument executed or delivered in connection therewith to Agreement shall hereafter be deemed to be references to this Agreement.  It is the intention of the parties hereto that this Agreement shall not constitute a novation or discharge of the indebtedness and obligations evidenced by the Existing Loan Agreement.
 [Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:
SENECA FOODS CORPORATION
By: __Timothy Benjamin_________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin,  CFO
Telecopy: 315-926-8300

SENECA FOODS, LLC
By: _ Timothy Benjamin _________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin, CFO
Telecopy: 315-926-8300

SENECA SNACK COMPANY
By: _ Timothy Benjamin ___________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin, CFO
Telecopy: 315-926-8300

GREEN VALLEY FOODS, LLC
By: __ Timothy Benjamin _________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

GUARANTORS:
MARION FOODS, INC.
By: ___Timothy Benjamin________________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

LEBANON VALLEY COLD STORAGE, LLC
By: __ Timothy Benjamin __________________
Name: Timothy Benjamin
Title: Treasurer & CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

LEBANON VALLEY COLD STORAGE, LP
By: Lebanon Valley Cold Storage, LLC,
Its General Partner

By: _   Timothy Benjamin _____________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

PORTLAND FOOD PRODUCTS COMPANY
By: __ Timothy Benjamin _________________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

GRAY & COMPANY
By: __ Timothy Benjamin _______________
Name: Timothy Benjamin
Title: Treasurer and CFP

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

DIANA FRUIT, INC.
By: __ Timothy Benjamin ______________
Name: Timothy Benjamin
Title: Treasurer and CFO

Address:
c/o Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Attn: Timothy Benjamin
Telecopy: 315-926-8300

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                         Qualified in Ontario County
                                       Commission Expires 5-14-18
                                                No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public   Notary Public, State of New York
                                               Qualified in Ontario County
                                              Commission Expires 5-14-18
                                                     No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                             Qualified in Ontario County
                                              Commission Expires 5-14-18
                                                     No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                               Qualified in Ontario County
                                              Commission Expires 5-14-18
                                                         No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                          Qualified in Ontario County
                                          Commission Expires 5-14-18
                                                 No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                               Qualified in Ontario County
                                              Commission Expires 5-14-18
                                                    No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                             Qualified in Ontario County
                                             Commission Expires 5-14-18
                                                     No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                              Qualified in Ontario County
                                              Commission Expires 5-14-18
                                                       No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                              Qualified in Ontario County
                                              Commission Expires 5-14-18
                                                          No. O1SA6007320

STATE OF NEW YORK )
) ss. ____________
COUNTY OF ONTARIO_____ )
On this _24th___ day of _June__, 2016 before me, 2016 the undersigned, personally appeared __ Timothy Benjamin ___, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/Robin Salone  ROBIN SALONE
Notary Public Notary Public, State of New York
                                           Qualified in Ontario County
                                            Commission Expires 5-14-18
                                                       No. O1SA6007320

AGENT AND LENDERS:
BANK OF AMERICA, N.A.,
as Agent, Lender and Issuing Bank
By: __/s/Edgar Ezerins___________________
Name: Edgar Ezerins
Title: Senior Vice President

Address:
CityPlace I
185 Asylum Street, 35th Floor
Hartford, CT 06103
CT2-500-35-02

Attn: Edgar Ezerins
Telecopy: 312-453-5789

MANUFACTURERS AND TRADES TRUST COMPANY, as a Lender

By: __   /s/Brian Bennett___________________
Name: Brian Bennett
Title: Senior Vice President

Address:
M&T Place
255 East Avenue, 3rd Floor
Rochester, NY 14604

Attn: Brian Bennett, Assistant Vice President
Telecopy: 585-325-5105

U.S. BANK NATIONAL ASSOCIATION,
 as a Lender

By: __   /s/John R. LePage___________________
Name: John R. LePage
Title: Vice President

Address:
100 Pearl Street, 14th Floor
Hartford, CT 06103

Attn: John R. LePage, Vice President
Telecopy: 617.603.7624

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: __   /s/Robert H. Waters, Jr.___________________
Name: Robert H. Waters, Jr.
Title: Vice President

Address:
One South Broad Street
3rd FL MAC: Y1375-031
 Philadelphia, PA 19107

Attn: Rel. Mgr. - Seneca Foods Corporation
Telecopy: (267) 321-6901/6902

BMO HARRIS BANK N.A., as a Lender

By: __   /s/Dan Duffy___________________
Name: Dan Duffy
Title: Vice President

Address:
1111 W. Monroe, 20th Floor
Chicago, IL 60603

Attn: ____________________
 Telecopy: ________________

JPMORGAN CHASE BANK N.A., as a Lender

By: __   /s/Marie C. Duhamel___________________
Name: Marie C. Duhamel
Title: Authorized Officer

Address:
 Mail Cost NY3-T091
1 South Clinton Avenue, Floor 07
Rochester, NY 14604

Attn: Marie C. Duhamel
 Telecopy: 585-797-1880

SCHEDULE 1.1
to
Third Amended and Restated Loan and Security Agreement
COMMITMENTS OF LENDERS
Lender	Commitment for the period from April 1 through and including July 31 of each year	Commitment for the period from August 1 through and including March 31 of each year	Percentage of Aggregate Commitments of all Lenders
Bank of America, N.A.	$128,000,000	$160,000,000	32.0%
U.S. Bank National Association	$64,000,000	$80,000,000	16.0%
Wells Fargo Bank, National Association	$52,000,000	$65,000,000	13.0%
JPMorgan Chase Bank, N.A.	$52,000,000	$65,000,000	13.0%
Manufacturers and Traders Trust Company	$52,000,000	$65,000,000	13.0%
BMO Harris Bank N.A.	$52,000,000	$65,000,000	13.0%
Total	$400,000,000	$500,000,000	100.00%